UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DREAMWORKS ANIMATION SKG, INC.

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N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2006

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), will be held on May 10, 2006 at 8:00 a.m., local time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California 91608, for the following purposes:

1.	To elect ten (10) directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm for fiscal 2006.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on March 31, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the fiscal year ended December 31, 2005.

By Order of the Board of Directors,

Katherine Kendrick

General Counsel and Corporate Secretary

Glendale, California

April 7, 2006

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

REPORT OF THE AUDIT COMMITTEE	54

REPORT OF THE COMPENSATION COMMITTEE	55

DREAMWORKS ANIMATION STOCK PRICE PERFORMANCE GRAPH	59

OTHER MATTERS	59

APPENDIXA	A-1
Amended and Restated Audit Committee Charter	A-1

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors”) of proxies to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 10, 2006 at 8:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California 91608. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, are being mailed to stockholders on or about April 7, 2006. References in this Proxy Statement to the “Company”, “we”, “us” and “our” refer to DreamWorks Animation.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so at the time of the meeting through the link on www.DreamWorksAnimation.com/webcast.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), Class B common stock, par value $0.01 per share (the “Class B Stock”), and Class C common stock, par value $0.01 per share (the “Class C Stock” and, together with the Class A and Class B Stock, the “Common Stock”), at the close of business on March 31, 2006 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote, each share of Class B Stock entitles the holder to fifteen votes and each share of Class C Stock entitles the holder to one vote, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. In addition, the Class C Stock, voting as a separate class, is entitled to nominate and elect one director (the “Class C Director”). The holders of Class A Stock, Class B Stock and Class C stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks Animation’s stockholders must be approved by a majority, or in the case of election of directors (other than the Class C Director), by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class.

As of March 1, 2006, there were 52,620,573 shares of Class A Stock, 50,842,414 shares of Class B Stock and one share of Class C Stock outstanding and entitled to vote at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining whether a quorum exits.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. DF King & Co. has been retained to assist in soliciting proxies at a fee of $6,500 plus distribution costs and other costs and expenses.

Proxies and ballots will be received and tabulated by the Bank of New York, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals that are intended to be presented at DreamWorks Animation’s Annual Meeting of Stockholders in 2007 must be received by DreamWorks Animation no later than December 9, 2006, in order for such proposal to be considered for inclusion in DreamWorks Animation’s proxy statement and form of proxy relating to such meeting.

Electronic Access

This proxy statement and DreamWorks Animation’s 2005 Annual Report may be viewed online at www.DreamWorksAnimation.com/annualreport. Stockholders of record may elect to receive future annual reports and proxy statements electronically by marking the appropriate box on the enclosed proxy form or by following the instructions provided if such stockholder is voting by Internet or by telephone. Stockholders choosing this option will receive a proxy form in mid-April listing the website locations and such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation authorizes a range of three to twelve directors, currently set at ten, to serve on the Board of Directors. At the Annual Meeting, ten persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Governance Committee has nominated, and the Board of Directors has designated, the ten persons listed below for election at the Annual Meeting.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy (other than the Class C Director, who is designated by the holder of Class C Stock). It is not expected that any nominee will be unable or will decline to serve as a director.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of March 1, 2006.

Name	Age	Position
Jeffrey Katzenberg	55	Chief Executive Officer and Director
Roger A. Enrico	61	Chairman of the Board of Directors
Paul G. Allen	53	Director
Karl M. von der Heyden	69	Director
David Geffen	63	Director
Mellody Hobson	36	Director
Nathan Myhrvold	46	Director
Howard Schultz	52	Director
Margaret C. Whitman	49	Director
Judson C. Green	53	Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg has served as our Chief Executive Officer and member of our Board of Directors since October 2004. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home entertainment and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg serves on the boards of The Motion Picture and Television Fund, The Museum of Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts and The Simon Wiesenthal Center. He is co-chairman of each of the Creative Rights Committee of the Directors Guild of America, and the Committee on the Professional Status of Writers of the Writers Guild of America. In addition, his fundraising efforts on behalf of AIDS Project Los Angeles have helped to provide its clients with medical and social services.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico has served as the Chairman of our Board of Directors since October 2004. Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001, and vice chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991, and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of Electronic Data Systems Corporation, Belo Corp. and The National Geographic Society.

Paul G. Allen—Director.    Mr. Allen has served as director since October 2004. Mr. Allen co-founded DreamWorks Studios and was its primary financial investor from October 1994 through its sale to Paramount in January 2006. Mr. Allen is the chairman of Vulcan Inc., which he founded in 1986. He co-founded Microsoft Corporation with Bill Gates in 1976 and remained the company’s chief technologist until he left in 1983. Mr. Allen’s diverse multibillion dollar investment portfolio spans more than 40 holdings in telecommunications, technology, media, biotech, entertainment and real estate, including Digeo, Oxygen Media, The Sporting News and the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises. He is a director of numerous privately held companies and has served as chairman of the board of directors of Charter Communications, Inc. since July 1999. In 2004, Mr. Allen funded SpaceShipOne, the first privately-funded effort to successfully put a civilian in suborbital space and winner of the Ansari X-Prize competition. He is also the founder of Vulcan Productions, Inc., Experience Music Project and the Science Fiction Museum and Hall of Fame. Named one of the top 10 philanthropists in America, Mr. Allen gives back to the community through the Paul G. Allen Foundation.

Karl M. von der Heyden—Director.    Mr. von der Heyden has served as a director since October 2005. Karl M. von der Heyden stepped down from PepsiCo, Inc. in February 2001. He had rejoined PepsiCo in September 1996 as Vice Chairman and Chief Financial Officer. During his tenure, he concentrated on helping to re-focus the company by spinning off or selling the restaurant companies, buying Tropicana and Quaker Oats, and taking the bottling business, Pepsi Bottling Group, public, among other things. He had previously retired from RJR Nabisco, where he was co-chairman and chief executive officer, through May 1993 and chief financial officer since 1989. In December 1993 he took over as president and chief executive officer at financially troubled Metallgesellschaft Corp. on an interim basis and successfully restructured the company in a period of seven months. He had also served as Chairman of the Financial Accounting Standard Board’s Advisory Council (FASAC). Before joining RJR Nabisco, Mr. von der Heyden was senior vice president, chief financial officer and a director of H.J. Heinz Company. He joined Heinz in 1980 as vice president of finance and treasurer. Previously, Mr. von der Heyden had worked for PepsiCo in various senior management capacities: vice president, controller from 1974 to 1977, chief financial officer of Pepsi-Cola Company from 1977-1979, and then vice president of manufacturing for the Pepsi-Cola Bottling Group. Mr. von der Heyden began his business career as a management trainee at the Berliner Bank AG. He joined Coopers & Lybrand, Philadelphia, in 1963, and in 1966 he moved to Pitney Bowes, where he advanced to the position of corporate controller. A native of Berlin, Germany, Mr. von der Heyden attended the Free University of Berlin. He graduated from Duke University in 1962 and obtained an MBA degree from the Wharton School of the University of Pennsylvania in 1964. Mr. von der Heyden serves on the boards of Aramark, Inc., Federated Department Stores, Inc., PanAmSat Corp. and the New York Stock Exchange; he is a trustee of The American Academy in Berlin, Duke University, and the National Humanities Center.

David Geffen—Director.    Mr. Geffen has served as a director since October 2004. Mr. Geffen co-founded and was a principal of DreamWorks Studios from its founding in October 1994 until its sale to Paramount in January 2006. Mr. Geffen was CEO of DreamWorks Studios following the initial public offering of DreamWorks Animation SKG Inc. Prior to founding DreamWorks Studios, he founded, built and sold both Asylum Records (founded in 1970) and Geffen Records (founded in 1980) by signing contracts with and producing albums for such notable artists as The Eagles, Jackson Browne, Joni Mitchell and Linda Rondstadt (at Asylum Records) and John Lennon and Yoko Ono, Elton John, Donna Summer, Don Henley, Peter Gabriel, Guns n’ Roses, Aerosmith and Nirvana (at Geffen Records). Mr. Geffen has also produced successful live action films, including Interview with a Vampire (1994), Beetlejuice (1988) and Risky Business (1983).

Mellody Hobson—Director.    Ms. Hobson has served as a director since October 2004. Ms. Hobson has served as the president and a director of Ariel Capital Management, LLC, a Chicago-based investment management firm, since 2000. She is also the president of Ariel Investment Trust, an open-end management investment company, and has served as a trustee since 1993. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Federation Fund. She has also served as a director of Estee Lauder and Starbucks since 2004 and 2005, respectively. In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders.

Nathan Myhrvold—Director.    Dr. Myhrvold has served as a director since October 2004. Dr. Myhrvold is the chief executive officer of Intellectual Ventures, a private entrepreneurial firm he founded with his former Microsoft colleague, Dr. Edward Jung. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles.

Howard Schultz—Director.    Mr. Schultz has served as a director since October 2004. Mr. Schultz is the founder and chairman of the board of Starbucks Corporation and has served as its chief global strategist since June 2000. From Starbucks’ inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also Starbucks’ president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to Starbucks. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, another predecessor to Starbucks. In 1997, Mr. Schultz created The Starbucks Foundation to raise awareness for literacy causes and to give grants to organizations that promote literacy. Mr. Schultz has received many prestigious awards in recognition of his numerous business and community contributions, including the Business Enterprise Trust Award for courage, integrity and social vision in business; the International Humanitarian Award for CARE, a world-wide relief organization; the Jerusalem Fund of Aish HaTorah for individuals making significant contributions to improving the lives of people around the world; the National Leadership Award for philanthropic and educational efforts to battle AIDS from AIDS Action; the Business Leader of the Year Award from Georgetown University and the Botwinick Prize for Business Ethics from Columbia University. In January 2002, Mr. Schultz was named one of the top 25 Managers of the Year by Business Week magazine.

Margaret C. Whitman—Director.    Ms. Whitman has served as a director since April 2005. As President and CEO of eBay Inc. since March 1998, Ms. Whitman has led the company to become “The World’s Online Marketplace” and has helped reshape how commerce takes place around the world. Prior to joining eBay, Ms. Whitman was general manager of Hasbro’s Preschool Division responsible for global management and marketing of some of the world’s best-known children’s brands including Playskool. Among her many accolades, Time named Ms. Whitman one of the world’s 100 most influential people in 2004 and 2005, and Fortune ranked her one of the 25 most powerful people in business and the most powerful woman in American business in 2004 and 2005.

Judson C. Green—Director.    Mr. Green joined the board of directors in March 2006. Mr. Green serves as the President and Chief Executive Officer of Navteq Corporation and is a member of its board of directors. Mr. Green joined Navteq Corporation in May 2000. Previously, Mr. Green was the President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, he served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. Mr. Green is also currently a director of Harley-Davidson, Inc. and serves on that company’s audit committee. Mr. Green holds a M.B.A. from the University of Chicago Graduate School of Business and a bachelor’s degree in economics from DePauw University.

Director Independence

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NYSE, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•	The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•	The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•	The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•	The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•	Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company where the director serves as an executive officer; or

•	Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•	Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $1 million or 2% of that organizations’ gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Mellody Hobson, Nathan Myhrvold, Howard Schultz, Margaret C. Whitman, Karl M. von der Heyden and Judson C. Green is an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

In November 2005, we filed with the New York Stock Exchange (the “NYSE”) our Chief Executive Officer’s annual certification regarding compliance with the NYSE’s corporate governance standards as required by Section 303A.12(a) of the NYSE’s Listed Company Manual. The certification was made without qualification.

Because Jeffrey Katzenberg and David Geffen, acting together, control approximately 95% of the total voting power of DreamWorks Animation’s outstanding Common Stock, DreamWorks Animation is able to take advantage of, and does take advantage of, the “controlled company” exemption to the NYSE’s director independence requirements with respect to its Nominating and Governance Committee. See “—Meetings and Committees—Nominating and Governance Committee” for a further discussion.

Meetings and Committees

DreamWorks Animation’s by-laws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served in 2005.

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Equity Award Committee and a Nominating and Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the charters for each committee and DreamWorks Animation’s Corporate Governance Guidelines can be found on DreamWorks Animation’s website at http:/www.DreamWorksAnimation.com.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors must regularly meet without the chairman of the board and the chief executive officer and may select a director to facilitate the meeting. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting.

Audit Committee

Number of Members:	3

Members:	Karl M. von der Heyden, Chairman Mellody Hobson Margaret C. Whitman

Number of Meetings in 2005:	8

Functions:

The Audit Committee is responsible for, among other things:

•      overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•      overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•      overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•      reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•      reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that each of Mr. von der Heyden and Ms. Hobson qualifies as an audit committee financial expert, as such term is defined by the SEC in Item 401 of Regulation S-K. Mr. von der Heyden currently serves on the audit committees of the boards of directors of three other public companies, and

Ms. Hobson currently serves on the audit committee of the board of directors of two other public companies. The Board of Directors has determined that such simultaneous service would not impair such director’s ability to effectively serve on DreamWorks Animation’s Audit Committee.

On or about April 10, 2006, Judson Green will replace Margaret Whitman as a member of the Audit Committee. The Board of Directors has determined that Mr. Green qualifies as an audit committee financial expert, as such term is defined by the SEC in Item 401 of Regulation S-K.

Compensation Committee

Number of Members:	3

Members:	Howard Schultz, Chairman Nathan Myhrvold Karl M. von der Heyden

Number of Meetings in 2005:	2

Functions:

The Compensation Committee is responsible for, among other things:

•      reviewing key employee compensation policies, plans and programs;

•      monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•      preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•      functioning as a committee of the Board that administers DreamWorks Animation’s incentive compensation programs.

On or about April 10, 2006, the size of the Compensation Committee will increase from three members to four members, and Mellody Hobson will become a member of the Compensation Committee and replace Howard Schultz as Chairman of the Compensation Committee. Mr. Schultz will continue to be a member of the Compensation Committee.

Nominating and Governance Committee

Number of Members:	3

Members:	Jeffrey Katzenberg, Chairman David Geffen Paul G. Allen

Number of Meetings in 2005:	1 (The Nominating and Governance Committee otherwise acted by written consent.)

Functions:

The Nominating and Governance Committee is responsible for, among other things:

•      recommending persons to be selected by the Board of Directors as nominees for election as directors and chief executive officer;

•      assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•      recommending director compensation and benefits policies; and

•      considering and recommending to the Board of Directors other actions relating to corporate governance.

Equity Award Committee

Number of Members:	2

Members:	Jeffrey Katzenberg Roger A. Enrico

Number of Meetings in 2005:	None (The Equity Award Committee was formed in December 2005.)

Function:	The Equity Award Committee was formed in December 2005 and functions as one of the Board’s committees responsible for the administration of the DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan for those employees who are not executive officers or directors and may act only within the limits set by the Compensation Committee and Board of Directors. The committee acts pursuant to authority granted by DreamWorks Animation’s Board of Directors.

DreamWorks Animation’s restated certificate of incorporation provides that until the earlier of the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions) and the date that no shares of Class B Stock remain outstanding, the Nominating and Governance Committee will be composed solely of the Class C Director (if any shares of Class C Stock are then issued and outstanding), Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and David Geffen (or his designee). DreamWorks Animation’s restated certificate of incorporation also provides that until the earlier of (1) the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions that would allow the Class C Director to serve on the nominating and corporate governance committee) and the Board of Directors determines that the Class C Director is not an independent director and (2) the date that the share of Class C Stock held by an entity controlled by Paul Allen is required to be automatically converted into Class A Stock under DreamWorks Animation’s restated certificate of incorporation, the Class C Director will be included on the Nominating and Governance Committee.

Jeffrey Katzenberg and David Geffen, acting together, currently control approximately 95% of the total voting power of DreamWorks Animation’s Common Stock. As such, DreamWorks Animation relies on the “controlled company” exemption to the NYSE rule requiring director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee), David Geffen (or his designee) and the Class C Director (if any) will be included on the executive committee for so long as the committee exists and, in the case of Jeffrey Katzenberg and David Geffen (or their designees), such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement,” and in the case of the Class C Director, any shares of Class C Stock are issued and outstanding.

Director Nominations

The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of directors to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. During the selection process, the Nominating and Governance Committee seeks inclusion and diversity within the Board of Directors and adheres to DreamWorks Animation’s policy of maintaining an environment free from discrimination based upon race, color, sex, age, disability or any other unlawful factor. Prior to the nomination of a new director, the Nominating and Governance Committee follows prudent practices prior to the nomination, such as interviews of the potential nominee conducted by members of the Board of Directors and senior management.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s By-laws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s By-laws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

DreamWorks Animation does not have formal procedures for stockholder communications with the Board of Directors. Any matter intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors, should be directed to DreamWorks Animation’s Corporate Secretary, with a request to forward the same to the intended recipient. In general, all stockholder communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the stockholder’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Director Compensation

Directors.    The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation, including the chairman of the board, Roger Enrico, receive no compensation for service as members of either the Board of Directors or board committees. However, Mr. Enrico is compensated as described below under “—Chairman of the Board” and “Executive Compensation Information—Executive Compensation, Employment Agreements.” In addition, the Class C Director does not receive any cash or equity-based compensation as a director or committee member. Other directors who are not employees of DreamWorks Animation are not paid an annual cash retainer, but receive approximately $200,000 worth of equity awards annually pursuant to DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan.

At the time of the Company’s IPO, we granted our non-employee directors (other than the Class C Director) three years’ worth of equity awards. The normal annual awards schedule for these non-employee directors will resume in 2007 (except for Mr. Coleman, who resigned from the Board of Directors in December 2005 to become the Company’s president). Since the Company’s IPO, Margaret C. Whitman, Karl M. von der Heyden and Judson C. Green joined the Board of Directors in April 2005, October 2005 and March 2006, respectively, and each received a one-year equity award of approximately $200,000 upon joining.

The table below details the compensation of our directors.

BOARD OF DIRECTOR COMPENSATION

	Grant Date	Restricted Stock/ RSUs #		Stock Options/ SARs #		Exercise Price for Stock Options/SARs	Grate Date Present Value(1)	Vesting Schedule	Expected Year of Next Non- Employee Director Award
Non-Employee Directors at IPO
Lewis W. Coleman(2)	Oct-04	17,857		13,393		$28.00	$636,427	Ratably for 3 years	N/A
Mellody Hobson	Oct-04	17,857		13,393		$28.00	$636,427	Ratably for 3 years	2007
Nathan Myhrvold	Oct-04	17,857		13,393		$28.00	$636,427	Ratably for 3 years	2007
Howard Schultz	Oct-04	17,857		13,393		$28.00	$636,427	Ratably for 3 years	2007

Non-Employee Directors Who Joined After the IPO
Margaret C. Whitman	Apr-05	4,234		3,176		$39.36	$231,441	Ratably for 3 years	2006
Karl M. von der Heyden	Oct-05	5,915		3,943 (SARs	)	$25.36	$195,626	Ratably for 3 years	2006

Judson C. Green(3)	Mar-06	6,023 (RSUs	)	4,015 (SARs	)	$24.91	$191,721	RSUs vest upon termination of Board service (assuming at least one year of service)	2007
								SARs are fully vested on the date of grant

(1)	Based on a Black-Scholes option pricing model used to compute the potential aggregate compensation expense reported in DreamWorks Animation’s financial statements over the vesting period.
(2)	Mr. Coleman resigned from the Board of Directors in December 2005 to become the Company’s president. The Compensation Committee determined that Mr. Coleman was entitled to retain his initial three-year director equity grant.
(3)	Mr. Green’s grant was awarded in March 2006 pursuant to the newly adopted director compensation program described below.

Commencing in March 2006 with the non-employee director equity award granted to Mr. Green, the Company expects to compensate its non-employee directors (other than the Class C Director) by granting approximately $200,000 worth of equity awards in the form of restricted stock units and stock appreciation rights. The restricted stock units will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors (assuming the director has completed at least one year of service on the Board of Directors since the date of grant). Awards of stock appreciation rights will also be settled by the delivery of shares of Class A Stock and will be fully vested at the time of grant and can be exercised by the director at any time.

Chairman of the Board.    DreamWorks Animation’s chairman of the board, Roger Enrico, performs certain additional functions not typically associated with the role of chairman of the board. Mr. Enrico, as an employee, is involved in corporate strategic planning, marketing and promotional strategy, succession planning and employee development and oversees matters related to corporate governance. Mr. Enrico was compensated for these additional services with an equity grant of stock options with respect to 89,286 shares of Class A Stock with an exercise price of $28.00 per share and 142,857 shares of restricted stock at the time of the IPO. Mr. Enrico’s grant of options and restricted stock will vest in the first quarter of 2009 contingent on DreamWorks Animation’s achievement of certain target performance goals as established by the Compensation Committee. In January 2005, the Compensation Committee awarded Mr. Enrico 142,857 performance compensation awards (when vested, to be settled for an equal number of shares of Class A Stock), which will vest in the first quarter of 2009 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Mr. Enrico’s restricted stock grant.

In addition, beginning on November 2, 2005, subject to annual approval by the Compensation Committee, Mr. Enrico is entitled to receive up to four annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual grant-date value of $2.0 million. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on DreamWorks Animation’s achievement of certain target performance goals. The Compensation Committee may elect to substitute a cash payment of $2.0 million for any annual equity incentive award described in the preceding sentence. In December 2005, Mr. Enrico waived certain equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. Under the terms of Mr. Enrico’s waiver, he waived his right to receive an annual equity award (and his right to receive a cash payment in lieu of such equity award) with an aggregate grant-date value of $2.0 million for the fiscal year ended December 31, 2005.

In addition, if the Compensation Committee determines that target performance goals have been exceeded during any performance period, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Enrico.

Compensation Committee Interlocks and Insider Participation

None of DreamWorks Animation’s executive officers serve as a member of its Compensation Committee, and none of them have served, or will be permitted to serve, on the Compensation Committee, or other committee serving a similar function, of any entity of which an executive officer is expected to serve as a member of DreamWorks Animation’s Compensation Committee.

Required Vote

The ten nominees, with the exception of Paul G. Allen, receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Common Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors. In addition, the holder of the share of Class C Stock is entitled to designate and elect the Class C Director to be a member of the Board of Directors. Paul G. Allen has been designated as the Class C Director.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the fiscal year ending December 31, 2006. Ernst & Young LLP has audited DreamWorks Animation’s financial statements as a division of DreamWorks Studios for the fiscal years ended December 31, 2001, 2002 and 2003 and the period from January 1, 2004 through October 27, 2004 and as a stand-alone company since October 27, 2004. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Required Vote

The Audit Committee of the Board of Directors has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as DreamWorks Animation’s Independent Registered Public Accounting Firm.

Independent Registered Public Accounting Firm Fees

The Company has entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. In the Company’s engagement letter with Ernst & Young LLP, the Company and Ernst & Young LLP have each agreed to alternative dispute resolution procedures and to waive any rights to seek punitive damages when asserting any claim against the other.

The following is a summary of the fees billed to DreamWorks Animation by Ernst & Young LLP for the fiscal years ended December 31, 2004 and 2005.

	Fiscal 2005	Fiscal 2004
Audit Fees	$3,417,657	$3,499,301
Audit-Related Fees	5,000	1,149
Tax Fees	106,071	41,334
All Other Fees	0	0

Total	$3,528,728	$3,541,784

Audit Fees

Fiscal 2005 fees consist of fees billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the year ended December 31, 2005 and management’s assessment of the effectiveness of its internal control over financial reporting and the effectiveness of its internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim consolidated financial statements included in quarterly reports. Fiscal 2004 fees consist of fees billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the years ended December 31, 2001, 2002, 2003 and 2004 and for the Company’s initial public offering. Fiscal 2005 and fiscal 2004 fees also consist of fees billed for services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of DreamWorks Animation’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees

Consists of fees billed for professional services for tax compliance and tax advice.

All Other Fees

No other fees were billed to the Company by Ernst & Young LLP during fiscal year 2004 or 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the IPO in October 2004, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of March 1, 2006 with respect to:

•	each of DreamWorks Animation’s directors;

•	each of the executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and named executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 52,620,573 shares of Class A Stock, 50,842,414 shares of Class B Stock and one share of Class C Stock outstanding.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201. Judson C. Green, who joined the Board of Directors on March 21, 2006, does not appear on the table below.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned	% of Total Voting Power
Current Directors
Jeffrey Katzenberg(1)(2)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%
David Geffen(1)(3)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%
Paul G. Allen(1)(4)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%
	Class C	1	100.0%	*
Roger A. Enrico(5)	Class A	242,857	*	*
Mellody Hobson(6)	Class A	22,321	*	*
Nathan Myhrvold(6)	Class A	22,321	*	*
Howard Schultz(6)	Class A	72,321	*	*
Karl M. von der Heyden(7)	Class A	15,915	*	*
Margaret C. Whitman(8)	Class A	4,234	*	*

Named Executive Officers who are not directors
Lewis W. Coleman(9)	Class A	125,319	*	*
Ann Daly(10)	Class A	540,719	1.0%	*
Katherine Kendrick(11)	Class A	145,477	*	*
Kristina M. Leslie(12)	Class A	101,672	*	*

Directors and Named Executive Officers as a group	Class A	11,962,625	60.7%	95.0%
	Class B	50,842,414	100.0%	93.5%
	Class C	1	100.0%	*

Persons owning more than 5% of a class of the Company’s Common Stock
T. Rowe Price Associates(13)	Class A	3,514,207	6.7%	*
Steven Spielberg(1)(14)	Class A	10,669,469	59.4%	*
	Class B	50,842,414	100.0%	*
Lee Entertainment L.L.C.(1)(15)	Class A	10,669,469	59.4%	*
	Class B	50,842,414	100.0%	*
Viacom Inc.(1)(16)	Class A	10,669,469	59.4%	*
	Class B	50,842,414	100.0%	*
Holdco(1)(17)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%

*	Less than 1%

(1)	Certain of DreamWorks Animation’s stockholders may be deemed to be members of one or more “groups”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). These stockholders include (i) Jeffrey Katzenberg and entities controlled by him; (ii) David Geffen and entities controlled by him; (iii) Steven Spielberg and entities controlled by him; (iv) DreamWorks Investment II, Inc., an entity controlled by Paul Allen (“DWI II”); (v) Lee Entertainment; (vi) Viacom Inc. (“Viacom”) and certain of its affiliates; and (vi) Holdco. These groups, and their respective members, are:

•	The “Holdco Group,” which consists of the following parties to the Formation Agreement described under “Certain Relationships and Related Party Transactions—Formation Agreement and Holdco Arrangement” and Holdco’s partnership agreement: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Steven Spielberg and entities controlled by him, Paul Allen, DWI II, Lee Entertainment, Viacom and certain of its affiliates, and Holdco.

•	The “Vulcan Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Vulcan Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Paul Allen, DWI II and Holdco.

•	The “Class B Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”), dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him and Holdco.

(2)	Shares beneficially owned by Mr. Katzenberg include:

•	618,571 shares of performance-vesting Class A restricted stock granted to Mr. Katzenberg at the time of the IPO the vesting of which will occur in the first quarter of 2009 pending achievement of certain four-year cumulative performance goals. Performance compensation awards granted to Mr. Katzenberg by the Compensation Committee in January 2005 have been excluded.

•	577,040 shares of Class B Stock owned by entities controlled by Mr. Katzenberg;

•	7,476,236 shares of Class B Stock contributed to Holdco by Mr. Katzenberg;

•	42,212,098 shares of Class B Stock contributed to Holdco by other stockholders; and

•	10,627,938 additional shares of Class A and Class B Stock owned by other members of the Holdco, Vulcan and Class B Groups.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of all shares of Common Stock owned by all other members of the Holdco, Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Katzenberg and entities controlled by him is c/o DreamWorks Animation, 1000 Flower Street, Glendale, CA 91201, Attn: Jeffrey Katzenberg.

(3)	Shares beneficially owned by Mr. Geffen include:

•	577,040 shares of Class B Stock owned by an entity controlled by Mr. Geffen;

•	7,476,236 shares of Class B Stock contributed to Holdco by Mr. Geffen;

•	42,212,098 shares of Class B Stock contributed to Holdco by other stockholders; and

•	11,246,509 additional shares of Class A and Class B Stock owned by other members of the Holdco, Vulcan and Class B Groups.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of all shares of Common Stock owned by all other parties to the Holdco, Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DW, L.P., 12011 San Vicente Blvd., Suite 606, Los Angeles, CA 90049.

(4)	Shares beneficially owned by Mr. Allen include:

•	7,726,076 shares of Class A Stock held of record by DWI II;

•	21,951,304 shares of Class B Stock contributed to Holdco by Mr. Allen;

•	27,737,030 shares of Class B Stock contributed to Holdco by other stockholders; and

•	4,097,473 additional shares of Class A and Class B Stock owned by other members of the Holdco and Vulcan Groups.

Mr. Allen and DWI II expressly disclaim beneficial ownership of all shares of Common Stock owned by all other parties to the Vulcan Group (including Holdco) and the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for each of Mr. Allen and DWI II is 505 Fifth Ave. South, Suite 900, Seattle, WA 98104.

(5)	Includes 142,857 shares of Class A restricted stock granted to Mr. Enrico at the time of the IPO, the vesting of which will occur in the first quarter of 2009 pending achievement of certain four-year cumulative performance goals. Performance compensation awards granted to Mr. Enrico by the Compensation Committee in January 2005 have been excluded.

(6)	Includes 17,857 shares of Class A restricted stock granted at the time of the IPO, the vesting of which will occur ratably over a three-year period and fully vested options to purchase 4,464 shares of Class A Stock.

(7)	Includes 5,915 shares of Class A restricted stock granted November 11, 2005, the vesting of which will occur ratably over a three-year period.

(8)	Includes 4,234 shares of Class A restricted stock granted April 25, 2005, the vesting of which will occur ratably over a three-year period.

(9)	Includes 17,857 shares of Class A restricted stock granted at the time of the IPO, the vesting of which will occur ratably over a three-year period; 82,998 shares of Class A restricted stock granted on December 5, 2005, the vesting of which is dependant upon the achievement of certain performance goals which were established by the Compensation Committee in March 2006; and fully vested options to purchase 4,464 shares of Class A Stock.

(10)	Includes 265,526 shares of Class A Stock; 259,524 shares of Class A restricted stock, the vesting of which will occur over a period of five years contingent upon the achievement of certain performance goals; and fully vested options to purchase 15,669 shares of Class A Stock. Performance compensation awards granted by the Compensation Committee in January 2005 have been excluded.

(11)	Includes 63,914 shares of Class A stock and fully vested options to purchase 81,563 shares of Class A Stock.

(12)	Includes 50,450 shares of Class A stock and fully vested options to purchase 50,222 shares of Class A Stock.

(13)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(14)	Shares beneficially owned by Mr. Spielberg include:

•	577,040 shares of Class A Stock held of record by an entity controlled by Mr. Spielberg;

•	7,476,236 shares of Class A Stock that have been contributed to Holdco by Mr. Spielberg;

•	42,212,098 shares of Class B Stock contributed to Holdco by other stockholders; and

•	11,246,509 shares of Class A and Class B Stock owned by other members of the Holdco Group.

Mr. Spielberg and entities controlled by him expressly disclaim beneficial ownership of all shares of Common Stock owned by all other members of the Holdco. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Spielberg and entities controlled by him is c/o Breslauer, Rutman & Anderson, 11400 Olympic Boulevard, Los Angeles, CA 90064.

(15)	Shares beneficially owned by Lee Entertainment include 1,221,853 shares of Class A Stock held of record by Lee Entertainment and 60,290,030 shares of Class A and Class B Stock held by other members of the Holdco Group (including Holdco).

Lee Entertainment expressly disclaims beneficial ownership of Common Stock owned by all other members of the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(16)	Shares beneficially owned by Viacom include 525,929 shares of Class A Stock held of record by DreamWorks Studios (which represents less than 0.5% of the outstanding Class A and Class B Stock) and 60,985,954 shares of Class A and Class B Stock held by other members of the Holdco Group (including Holdco). Because Viacom has agreed to certain restrictions on its ability to dispose of the 525,929 shares of Class A Stock held of record by DreamWorks Studios, Viacom and certain of its affiliates may be considered members of a group that includes the other members of the Holdco Group (including Holdco). By virtue of Viacom’s becoming a member of this group, Viacom and certain of its affiliates may be deemed to share the power to dispose of the 60,985,954 shares of Class A and Class B Stock held by the other members of this group.

On January 31, 2006, Paramount Pictures Corporation and certain of its affiliates and related entities (collectively, “Paramount”), through two indirect wholly owned subsidiaries, completed its acquisition (the “Acquisition”) of substantially all of the outstanding membership interests in DreamWorks Studios. As a result of the Acquisition, Viacom became the indirect beneficial owner of 525,929 shares of DreamWorks Animation’s Class A Stock owned by DreamWorks Studios. The 525,929 shares of Class A Stock held of record by DreamWorks Studios may be deemed to be beneficially owned by (a) DW One Corp. (“DW One”) and DW Two Corp. (“DW Two”), which together own all of the outstanding membership interests in DreamWorks Studios, (b) DW Holdco LLC, which owns all of the outstanding membership interests in DW One and DW Two, (c) Viacom International Inc. (“VII”), which owns all of the outstanding membership interests in DW Holdco LLC, (d) Viacom, which owns all of the outstanding stock of VII, (e) NAIRI, Inc. (“NAIRI”), which owns approximately 71% of Viacom’s voting stock, (f) NAIRI’s parent corporation, National Amusements, Inc. (“NAI”), and (g) Sumner M. Redstone, who is the controlling shareholder of NAI (collectively, the “Viacom Entities”).

The Viacom Entities expressly disclaim beneficial ownership of Common Stock owned by all other members of the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Viacom is 1515 Broadway, New York, New York 10036.

(17)

Holdco, a Delaware limited liability limited partnership, was organized for the sole purpose of holding and allocating shares of Common Stock contributed to it by the Holdco partners. Shares held by Holdco are held as shares of Class B Stock. Entities controlled by Jeffrey Katzenberg and David Geffen are the general partners of Holdco and are entitled to exercise voting and dispositive power over all shares of Class B Stock held by Holdco. Entities controlled by Paul Allen have the right in certain circumstances to trigger the sale of Class A Stock issuable upon conversion of shares of Class B Stock held by Holdco. Upon the satisfaction of certain conditions, Holdco will allocate shares of DreamWorks Animation’s common stock for distribution to its partners in an amount determined by Holdco’s partnership agreement, which shares, unless they are distributed to Jeffrey Katzenberg or David Geffen or entities controlled by either or both of them, will be distributed as shares of Class A Stock. The number of shares of Common Stock that will be distributed to the Holdco partners will vary based upon the price of the Class A Stock. For a more detailed description of Holdco and the arrangements surrounding its formation and operating and governance provisions, see “Certain Relationships and Related Party Transactions—Formation Agreement and Holdco Arrangements.”

Holdco expressly disclaims beneficial ownership of all shares of Common Stock owned by each member of the Holdco, Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Holdco is c/o DG-DW, L.P., 12011 San Vicente Blvd., Suite 606, Los Angeles, CA 90049.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers, directors and persons who own more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NYSE. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2005, with respect to shares of Class A Stock that may be issued under DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	4,327,876	$27.39	6,143,229

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

DreamWorks Animation compensates its executive officers pursuant to their respective employment agreements and DreamWorks Animation’s 2004 Omnibus Incentive Plan. The following table sets forth summary compensation information for DreamWorks Animation’s chief executive officer and the four most highly compensated executive officers other than its chief executive officer for the years ended December 31, 2003, 2004, and 2005. In addition, the table sets forth summary compensation information with respect to Mr. Lewis W. Coleman who became the President of DreamWorks Animation in December 2005.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Restricted Stock Awards			Securities Underlying Options/SARs		LTIP Payouts			All Other Compensation(1)
Roger A. Enrico Chairman of the Board	2005 2004	$1 1		$	— —	$	— 4,000,000	(2) (3)	— 89,286			— —			— —

Jeffrey Katzenberg Chief Executive Officer	2005 2004 2003	1 1 —			— — —		— 17,320,000 —	(4) (5)	— 423,214 —			— — —		$ $	102,865 143,945

Lewis W. Coleman President	2005 2004	72,115 —	(6)		— —		2,062,500 —	(7)	55,332 —			— —			909 —

Ann Daly Chief Operating Officer	2005 2004 2003	1,000,000 1,476,000 1,500,000	(9) (9)		— 89,338 —		374,996 9,541,672 —	(8) (10)	10,146 177,679 34,821	(8) (12)	$	— 5,700,000 —	(11)		28,250 14,124 12,000

Katherine Kendrick, Esq. General Counsel and Secretary	2005 2004 2003	579,039 596,000 547,500	(9) (9)		35,973 —		— 3,060,876 —	(13)	— 73,214 29,018	(12)		— —			28,250 14,124 12,000

Kristina M. Leslie Chief Financial Officer	2005 2004 2003	533,173 482,000 305,200	(9) (9)		— 31,646 —		— 2,518,292 —	(14)	— 96,428 11,607	(12)		— — —			27,000 69,703 8,400

(1)	The following table outlines the perquisites included in “All Other Compensation” for our named executive officers in fiscal years 2003, 2004 and 2005:

Description	Year	Mr. Enrico		Mr. Katzenberg		Mr. Coleman		Ms. Daly		Ms. Kendrick		Ms. Leslie
Personal Use of DreamWorks Studios’ Aircraft(a)	2005 2004 2003	$	— — —	$	— 102,865 107,445	$	— — —	$	— — —	$	— — —	$	— — —
Automobile Use	2005 2004 2003		— — —		— — 36,500		909 — —		12,000 12,000 12,000		12,000 12,000 12,000		12,000 13,132 8,400
Tax\Investment Consulting(b)	2005		—		—		—		16,250		16,250		15,000
Loan Forgiveness(c)	2004		—		—		—		—		—		54,447
Tax Reimbursement	2004		—		—		—		2,124		2,124		2,124

(a)	“All Other Compensation” for Mr. Katzenberg in 2003 and 2004 includes amounts of imputed income for the use of DreamWorks Studios’ aircraft for personal travel prior to the Company’s initial public offering. After the Company’s initial public offering, Mr. Katzenberg paid amounts to DreamWorks Studios for the use of DreamWorks Studios’ aircraft for personal use.

(b)	Represents payments made to a third party for professional tax and personal financial consulting.
(c)	Represents the amount of principal and imputed interest over the life of the advance, which was repaid prior to the Company’s initial public offering.
(2)	In December 2005, Mr. Enrico waived certain equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. Under the terms of Mr. Enrico’s waiver, he waived his right to receive an annual equity award (and his right to receive a cash payment in lieu of such equity award) with an aggregate grant-date value of $2.0 million for the fiscal year ended December 31, 2005.
(3)	Represents 142,857 shares of restricted stock granted to Mr. Enrico at the IPO. Delivery of these shares will occur, pending the achievement of certain cumulative four-year performance goals established by the Compensation Committee, in the first quarter of 2009. Performance criteria were established by the Compensation Committee on January 13, 2005. As of December 31, 2005, these shares had a value of $3,508,568 (based on $24.56 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock.
(4)	In December 2005, Mr. Katzenberg entered into an agreement at his initiative and request, which waives equity awards he would otherwise have been entitled to receive under his employment agreement (subject to the approval of the Board’s Compensation Committee), to accommodate Mr. Coleman’s salary and equity-based compensation. Under the terms of Mr. Katzenberg’s waiver, he waived his right to receive for the fiscal year ended December 31, 2006, subject to the approval of the Compensation Committee, an annual equity award with an aggregate grant-date value targeted at $5.0 million. In addition, on March 20, 2006, Mr. Katzenberg, delivered, at his initiative and request, a waiver to DreamWorks Animation which waives equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. Under the terms of Mr. Katzenberg’s waiver, he waived the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive (i) for each of the fiscal years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the fiscal years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.
(5)	Represents 618,571 shares of restricted stock granted to Mr. Katzenberg at the time of the IPO. Delivery of these shares will occur, pending the achievement of certain cumulative four-year performance goals established by the Compensation Committee, in the first quarter of 2009. As of December 31, 2005, these shares had a value of $15,192,104 (based on $24.56 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock.
(6)	Mr. Coleman’s was appointed President of DreamWorks Animation on December 5, 2005. Pursuant to his three-year employment agreement, Mr. Coleman earns an annual salary of $1.25 million.
(7)

Represents an initial grant of 82,998 shares of restricted stock granted to Mr. Coleman upon his appointment as President of DreamWorks Animation. Delivery of these shares will occur in the first quarter of 2010, pending the achievement of certain performance goals established by the Compensation Committee in March 2006. As of December 31, 2005, these shares had a value of $2,038,431 (based on $24.56 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock. In addition, beginning at the end of 2006, Mr. Coleman (i) will be entitled to receive, in lieu of additional salary, annual equity incentive awards of restricted stock and stock appreciation rights (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000 and (ii) subject to the approval of the Compensation Committee, will be eligible to receive annual incentive awards (as determined by the Compensation Committee) that have an annual aggregate grant-date value, depending on the Company’s performance, ranging between $1.0 million and $1.75 million. Mr. Coleman will also be eligible, beginning at the end of 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of restricted stock and stock appreciation rights (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $2.75 million. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Coleman in certain circumstances. After the end of the three-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

(8)	Ms. Daly is entitled to receive, in lieu of additional salary, annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000. On December 30, 2005, DreamWorks Animation granted Ms. Daly 15,219 restricted shares and 10,146 stock appreciation rights as equity in lieu of additional salary pursuant to Ms. Daly’s employment agreement. These awards vest ratably over four years. In addition, subject to the approval of the Compensation Committee, Ms. Daly is also eligible to receive annual incentive awards (as determined by the Compensation Committee) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $750,000 and $1.5 million. For fiscal year 2005, the Compensation Committee determined not to award Ms. Daly this annual incentive award. As of December 31, 2005, restricted shares granted in lieu of salary had an aggregate value of $373,779 (based on $24.56 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). Ms. Daly will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $2.5 million. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Ms. Daly in certain circumstances.
(9)	The amounts indicated include salary earned as an employee of DreamWorks Studios prior to the IPO and as an employee of DreamWorks Animation after the IPO. In connection with the IPO, each of DreamWorks Animation’s named executive officers entered into five-year employment agreements with DreamWorks Animation. Pursuant to these employment agreements, Ann Daly’s annual salary is $1.0 million; Katherine Kendrick’s current annual salary is $600,000; and Kristina Leslie’s current annual salary is $550,000 (increasing to $575,000 in October 2006). Ms. Daly’s 2004 salary excludes a $500,000 retroactive payment for services rendered in 2003. The payment is reflected in Ms. Daly’s 2003 salary.
(10)	Includes 259,524 shares of unvested restricted stock and 81,250 vested restricted stock units granted to Ms. Daly at the time of the IPO. Delivery of shares of restricted stock will occur, pending the achievement of certain cumulative four-year performance goals established by the Compensation Committee and a required service term. In December 2005, the required service term for this award was modified from seven to five years (from the grant date). As of December 31, 2005, the unvested shares of restricted stock had a value of $6,373,909 (based on $24.56 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock or restricted stock units.
(11)	Prior to the IPO, Ms. Daly received equity awards in DreamWorks Studios having a grant-date value of approximately $5.7 million. In connection with the IPO, DreamWorks Animation converted these equity awards into 203,571 shares of Class A Stock (valued at the IPO price of $28.00 per share). This conversion was effected pursuant to DreamWorks Animation’s 2004 Omnibus Incentive Plan and DreamWorks Studios’ Employee Equity Participation Plan.
(12)	Represents equity-based awards made in 2003 by DreamWorks Studios, which were converted into options to purchase Class A Stock (with an exercise price of $28.00 per share) at the time of the IPO.
(13)

Includes 4,643 shares of unvested restricted stock granted at the time of the IPO (1,741 of which vested in 2005) and 104,674 fully vested restricted stock units granted to Ms. Kendrick at the time of the IPO. Delivery of the remaining 2,902 shares of restricted stock will occur in 2006 and 2007 (1,451 shares per year). DreamWorks Animation will not pay dividends on shares of restricted stock or restricted stock units. As of December 31, 2005, the unvested restricted stock had a value of $71,273 (based on $24.56 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). In addition, subject to annual approval by the Compensation Committee, Ms. Kendrick is eligible to receive annual incentive awards (as determined by the Compensation Committee) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $300,000 and $600,000. For fiscal year 2005, the Compensation Committee determined not to award Ms. Kendrick this annual incentive award. Ms. Kendrick will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $1.5 million. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity compensation to Ms. Kendrick in certain circumstances.

(14)	Represents 89,939 fully vested restricted stock units granted to Ms. Leslie at the time of the IPO. DreamWorks Animation will not pay dividends on restricted stock units. In addition, subject to annual approval by the Compensation Committee, Ms. Leslie is eligible to receive annual incentive awards (as determined by the Compensation Committee) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $350,000 and $700,000. For fiscal year 2005, the Compensation Committee determined not to award Ms. Leslie this annual equity incentive award. Ms. Leslie will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $1.5 million. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Ms. Leslie in certain circumstances.

Option Grants in Last Fiscal Year

The following table provides information with respect to awards of stock appreciation rights granted to the named executive officers in fiscal year 2005. These awards of stock appreciation rights expire on the tenth anniversary of the grant date and are to be settled in stock and have an exercise price equal to the fair market value of a share of Class A Stock on the grant date.

New Option/SARs Grants

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%	10%
Roger A. Enrico	—		—	—	—	—	—
Jeffrey Katzenberg	—		—	—	—	—	—
Lewis W. Coleman	55,332	(3)	13.79%	$24.85	12/05/2015	$864,730	$2,191,396
Ann Daly	10,146	(4)	2.53%	24.64	12/30/2015	157,222	398,432
Katherine Kendrick	—		—	—	—	—	—
Kristina M. Leslie	—		—	—	—	—	—

(1)	Calculated based upon all options and stock appreciation rights granted in fiscal year 2005. Excludes awards granted in 2004 where performance criteria was established in 2005 (690,179 underlying shares). Includes awards granted in 2005 where performance criteria was established in 2006 (55,332 underlying shares).
(2)	Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually for a ten-year period based on the exercise price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of DreamWorks Animation’s stock price. The potential realizable value does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
(3)	Represents stock appreciation rights granted to Mr. Coleman on December 5, 2005. Vesting of these awards is subject to the achievement of certain cumulative four-year performance goals as established by the Compensation Committee in March of 2006.
(4)	Represents stock appreciation rights granted in lieu of base salary pursuant to Ms. Daly’s employment agreement. These awards vest in equal installments over four years beginning one year after the date of grant.

Exercise of Stock Options

None of DreamWorks Animation’s named executive officers exercised options to purchase Class A Stock in fiscal year 2005.

The following table shows aggregate amounts of outstanding options held by the executive officers named in the Summary Compensation Table as of December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End

Option/SAR Values

Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-money Options/SARs at Fiscal Year-End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger A. Enrico	—	89,286	$—	$—
Jeffrey Katzenberg	—	423,214	—	—
Lewis W. Coleman	4,464	64,261	—	—
Ann Daly	10,446	212,200	—	—
Katherine Kendrick	75,759	78,125	29,606	—
Kristina M. Leslie	46,740	85,670	14,802	—

(1)	Amounts in this column reflect the difference between the fair market value of the underlying securities at December 31, 2005 (based upon a closing price of $24.56 for the Class A Stock as of December 31, 2005) and the exercise price of the option.

Long-Term Incentives

The following table presents information with respect to performance-based long-term incentives in the form of performance-based awards to the Company’s named executive officers during or with respect to fiscal 2005.

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold	Target(2)	Maximum
Roger A. Enrico	142,857	1/1/05 - 12/31/08	n/a	142,857	n/a
Jeffrey Katzenberg	618,571	1/1/05 - 12/31/08	n/a	618,571	n/a
Ann Daly	259,524	1/1/05 - 12/31/08	n/a	259,524	n/a

(1)	The Compensation Committee approved performance compensation awards with respect to 1,020,952 shares of Common Stock under the 2004 Omnibus Incentive Compensation Plan for the listed executive officers. Pursuant to the terms and conditions of such performance awards, delivery of shares of Common Stock is contingent on a determination and certification by the Compensation Committee at the end of a four-year performance period that certain objective performance goals based on the Company’s revenues and the Company’s operating cash flow in excess of return on investment have been achieved.
(2)	If the performance goals are met for the applicable performance period, the target number of shares may be delivered to the executive officers pending Compensation Committee approval and certification. The Company does not expect that the performance criteria for these awards will be achieved and, as such, does not expect that shares will be delivered for these awards. Accordingly, DreamWorks Animation is not recording compensation cost for these awards.

Management Consulting Agreements

DreamWorks Animation has entered into consulting agreements with Steven Spielberg and David Geffen, pursuant to which each of Messrs. Spielberg and Geffen provide consulting services to DreamWorks Animation with respect to its operations, overall direction and projects. They are each paid $1 for these services and are reimbursed for reasonable travel and other expenses incurred in the performance of their duties as are customarily reimbursed for executives in DreamWorks Animation’s industry.

Executive Compensation, Employment Agreements

DreamWorks Animation has entered into employment agreements with its executive officers and with Roger Enrico, the chairman of the Board of Directors. See “—Director Compensation—Chairman of the Board” for details regarding the services Mr. Enrico performs for DreamWorks Animation and a description of Mr. Enrico’s compensation. The principal terms of these employment agreements are described below.

Katzenberg Employment Agreement

In connection with the Separation, DreamWorks Animation entered into an employment agreement with Jeffrey Katzenberg, its chief executive officer. The agreement provides for a five-year term, and Mr. Katzenberg’s professional services are exclusive to DreamWorks Animation.

Mr. Katzenberg’s compensation is described in the Summary Compensation Table. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to other benefits, including reimbursement for expenses related to airplane usage incurred in the performance of his duties and security personnel services. Mr. Katzenberg is responsible for all other business related travel, hotel, entertainment and other business expenses that he is required to incur in connection with his duties.

On December 5, 2005, Mr. Katzenberg entered into an agreement at his initiative and request, which waives certain equity awards he would otherwise have been entitled to receive under his employment agreement subject to the approval of the Compensation Committee, to accommodate Mr. Coleman’s salary and equity-based compensation. Under the terms of Mr. Katzenberg’s waiver, he acknowledges his waiver of his right to receive for the fiscal year ended December 31, 2006, subject to the approval of the Compensation Committee, an annual equity award with an aggregate grant-date value targeted at $5.0 million. In addition, on March 20, 2006, Mr. Katzenberg, delivered, at his initiative and request, a waiver to DreamWorks Animation which waives equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. Under the terms of Mr. Katzenberg’s waiver, he waived the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive (i) for each of the fiscal years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the fiscal years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.

The employment agreement further provides that DreamWorks Animation may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement).

If DreamWorks Animation terminates Mr. Katzenberg’s employment other than for cause, incapacity or death, or if Mr. Katzenberg terminates his employment for good reason, DreamWorks Animation will provide Mr. Katzenberg his base salary and benefits until the original term of his employment agreement expires and all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant.

If Mr. Katzenberg’s employment is terminated by DreamWorks Animation for cause, it will have no further obligations to Mr. Katzenberg under the agreement other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term. The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for incapacity, Mr. Katzenberg will also be entitled to receive 50% of his base salary, and all medical, dental, life and other benefits, for the remainder of the term of the employment agreement.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

If DreamWorks Animation undergoes a change in control (as defined in the agreement), all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, DreamWorks Animation will indemnify Mr. Katzenberg, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

DreamWorks Animation agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law, against any claims or losses arising in connection with Mr. Katzenberg’s service to it or any affiliate.

Mr. Katzenberg agreed to non-solicitation and confidentiality provisions in the agreement.

Enrico Employment Agreement

In connection with the Separation, DreamWorks Animation entered an employment agreement with Roger Enrico, the Chairman of the Board of Directors. The agreement provides for a five-year term. Mr. Enrico is required to devote up to approximately two working days per week to the affairs of DreamWorks Animation’s business on a non-exclusive basis, although he is not permitted to directly compete with its business.

Mr. Enrico’s compensation is described in “—Director Compensation—Chairman of the Board” and in the Summary Compensation Table above. In addition to such compensation, Mr. Enrico is entitled to reimbursement for travel and other expenses incurred in the performance of his duties. In December 2005, Mr. Enrico waived certain equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. Under the terms of Mr. Enrico’s waiver, he waived his right to receive an annual equity award (and his right to receive a cash payment in lieu of such equity award) with an aggregate grant-date value of $2.0 million for the fiscal year ended December 31, 2005.

The employment agreement further provides that DreamWorks Animation may terminate Mr. Enrico’s employment during the employment period with or without cause (as defined in the agreement) and Mr. Enrico may terminate his employment agreement for good reason (as defined in the agreement).

If DreamWorks Animation terminates Mr. Enrico’s employment other than for cause, incapacity or death, or if Mr. Enrico terminates his employment for good reason, Mr. Enrico will be entitled to retain all grants of equity-based compensation made to him on or prior to the date of termination and any grants for which he has become eligible but which were not yet made. In addition, Mr. Enrico will also be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2.0 million cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his termination of employment. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Enrico will be entitled to receive or exercise 100% of the awards that he held on the date of his termination of employment. The exercisable portion of any award will remain exercisable for the remainder of the term of the grant. Notwithstanding the foregoing, if Mr. Enrico terminates his employment for good reason as a result of DreamWorks Animation’s failure to make an annual equity incentive award (or a cash payment in lieu thereof) that he is entitled to receive under his employment agreement, in lieu of the payments and equity-based compensation described in the preceding sentences of this paragraph, Mr. Enrico will be entitled to receive a one-time-only payment in the amount of $4.0 million.

If Mr. Enrico’s employment is terminated by DreamWorks Animation for cause as a result of his material breach of terms in his employment agreement relating to performance of duties, non-competition, non-solicitation, confidentiality or ownership of intellectual property, Mr. Enrico will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made, but will not be entitled to receive any additional grants of equity-based compensation after termination. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Enrico will be entitled to receive or exercise a percentage of the awards that he held on the date of his termination of employment determined based on the length of time he was employed prior to termination. The exercisable portion of any award will remain exercisable for the remainder of the term of the grant. If Mr. Enrico’s employment is terminated by DreamWorks Animation for cause as a result of other matters, Mr. Enrico will not be entitled to any equity-based compensation that has not already vested.

If Mr. Enrico’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Enrico (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made. In the event of termination as a result of incapacity, Mr. Enrico will not be entitled to receive any additional grants of equity-based compensation after termination. In the event of termination as a result of death, Mr. Enrico’s estate or beneficiary will be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2.0 million cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his death. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Enrico (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for one year after the date of termination. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

DreamWorks Animation agreed to indemnify Mr. Enrico to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Enrico’s service to it or any affiliate, including in connection with any consulting services Mr. Enrico rendered to DreamWorks Studios in connection with the IPO. In addition, DreamWorks Animation will indemnify Mr. Enrico, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control.

Mr. Enrico agreed to non-competition, non-solicitation and confidentiality provisions in the agreement.

Additional Employment Agreements

DreamWorks Animation has entered into employment agreements with each of its other executive officers named in the Summary Compensation Table. In general, these agreements provide for five-year terms, except for Mr. Coleman’s employment agreement which has a three-year term. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in DreamWorks Animation’s benefits plans.

These employment agreements provide that DreamWorks Animation may terminate the executive officer’s employment with or without cause (as defined in the agreement) and the executive officer may terminate his or her employment for good reason (as defined in the agreement).

If DreamWorks Animation terminates employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, DreamWorks Animation will generally continue his or her base salary and benefits until expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant.

If the executive officer’s employment is terminated by DreamWorks Animation for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated by DreamWorks Animation during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. Subject to the attainment of applicable performance goals, exercisability or settlement of awards subject to the grants will be determined after the end of the applicable performance period specified in each grant as if the executive officer had continued to be employed, and the executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time the executive officer was employed prior to termination, and will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

Under certain circumstances, after the end of the term of the employment agreements, a portion of the grants that have not yet vested may continue to vest if performance goals are achieved.

If DreamWorks Animation undergoes a change in control (as defined in the agreement), all equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, DreamWorks Animation will indemnify each executive officer, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

DreamWorks Animation agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to it or any affiliate. In addition, each executive officer agreed to non-solicitation and confidentiality provisions in the agreement.

Code of Business Conduct and Ethics

DreamWorks Animation has adopted a Code of Business Conduct and Ethics applicable to its chief executive officer, chief financial officer and chief accounting officer, as well as persons performing similar functions. A copy of DreamWorks Animation’s Code of Business Conduct and Ethics has been filed as an exhibit to its Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Between DreamWorks Studios and DreamWorks Animation

Prior to the Separation, DreamWorks Animation operated as a business division of DreamWorks Studios. In connection with the Separation, DreamWorks Animation entered into the Separation Agreement and a number of other agreements with DreamWorks Studios for the purpose of accomplishing the Separation and of establishing the terms of its other relationships with DreamWorks Studios. These agreements govern DreamWorks Animation’s relationship with DreamWorks Studios subsequent to the Separation.

In January 2006, in connection with Paramount’s acquisition of DreamWorks Studios, certain agreements and relationships between DreamWorks Animation and DreamWorks Studios were amended, modified and/or terminated. In general, these amendments, modifications and/or terminations are effective for periods beginning after January 31, 2006. Where applicable, such changes are noted in the following related party transaction descriptions.

Separation Agreement

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C.:

•	its animated theatrical films and direct-to-video films (including the films transferred to it by DW Funding, but not including any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films;

•	its 99% interest in DreamWorks Post-Production LLC an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations; and

•	all accounting and other books, records and files primarily relating to the business and operations of the animation group of DreamWorks Studios.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004. In addition, DreamWorks Animation assumed (i) approximately $325 million of indebtedness that DreamWorks Studios borrowed under its revolving credit facility, (ii) $75 million in advances that Vivendi Universal Entertainment LLLP (“Universal Studios”) made to DreamWorks Studios to fund animated motion pictures and (iii) $80 million of subordinated debt owed to HBO. DreamWorks Animation repaid all of the revolver debt and $30 million of the subordinated debt owed to HBO with proceeds from the IPO, and DreamWorks Studios has been released from its obligation to repay this indebtedness. In addition, DreamWorks Animation borrowed approximately $101.4 million under its $200 million revolving credit facility upon the consummation of the IPO to repay an equivalent amount of other debt of DreamWorks Studios, which DreamWorks Animation subsequently repaid.

Under the Separation Agreement, neither DreamWorks Animation nor DreamWorks Studios made any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of the separation;

•	any consents or approvals required in connection with the transfers;

•	the value or freedom from any security interests of any assets transferred;

•	the absence of any defenses or freedom from counterclaim with respect to any claim of either DreamWorks Animation or DreamWorks Studios; or

•	the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of the IPO.

•	DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Non-competition.    The Separation Agreement provides that until the video release of the last animated motion picture subject to the Distribution Agreement described below under “—Distribution Agreement”, DreamWorks Studios and its controlled affiliates will not develop, produce or exploit any animated motion pictures (as defined in the Separation Agreement), except (i) pursuant to the Distribution Agreement,

(ii) DreamWorks Studios may exploit certain retained motion pictures and (iii) DreamWorks Studios may develop, produce and exploit under the “Go Fish” label certain animated motion pictures that have an acquisition or development cost of $10.0 million or less. In addition, until the video release of the last animated motion picture subject to the Distribution Agreement, neither DreamWorks Animation nor its affiliates will develop, produce and/or exploit live action motion pictures (as defined in the Separation Agreement) and either DreamWorks Animation and its affiliates or DreamWorks Studios and its affiliates may develop, produce and/or exploit hybrid motion pictures (as defined in the Separation Agreement). Steven Spielberg, Jeffrey Katzenberg and David Geffen, in their individual capacities and not as managing members of DreamWorks Studios, are not bound by the non-competition provisions of the Separation Agreement.

Theme Park Activities.    The Separation Agreement and Distribution Agreement provide that, to the extent DreamWorks Animation wishes to exploit theme park rights, it will only do so through Universal Studios until the later of the date (i) Steven Spielberg no longer has any contractual relationships with DreamWorks Animation and (ii) the time that he, his wife, his or her issue (or trusts for the primary benefit of any of them), his or her siblings (or trusts for the primary benefit of any of them) or a private charitable foundation organized by him and/or his wife no longer directly or indirectly own or control any shares of Class A Stock issued to Steven Spielberg by DreamWorks Animation or no longer have a membership interest in DreamWorks Studios. Under the Universal Agreements (described below), Universal paid DreamWorks Studios a $2 million annual exclusivity fee for theme park rights in respect of films DreamWorks Studios theatrically released in the domestic market (including our films) of which DreamWorks Animation received $1.8 million per year. As a result of the termination of the DreamWorks Studios Distribution Agreement and the Universal Agreements effective January 31, 2006, neither DreamWorks Animation nor DreamWorks Studios will have any further right to this annual exclusivity fee. In connection with the termination, DreamWorks Animation paid $0.6 million to Universal Studios, which such amount represented the amount of the unearned portion of the exclusivity fee previously advanced to DreamWorks Animation. However, because the restrictions on our theme park activities contained in the Separation Agreement continue to apply, to the extent DreamWorks Animation seeks to exploit theme park rights for films released after January 31, 2006, it must continue to do so through Universal Studios until such restrictions are no longer applicable.

Trademark License Agreement/Trademark Assignment Agreement

In connection with the Separation, certain trademarks related to the “DreamWorks” name were transferred to DreamWorks Animation and DreamWorks Animation entered into a trademark license agreement pursuant to which it granted to DreamWorks Studios a fully paid, irrevocable license to use certain trademarks owned by DreamWorks Animation. In addition, DreamWorks Studios assigned to DreamWorks Animation certain of its other trademarks pursuant to a trademark assignment agreement.

Glendale Animation Campus

In May 1996, DreamWorks Animation entered into an agreement with a financial institution for the construction of an animation campus in Glendale, California, and the subsequent lease of the facility upon its completion in early 1998. The lease on the Glendale animation campus, which was acquired and financed by the financial institution for $76.5 million, qualified as an operating lease for DreamWorks Animation. In March 2002, DreamWorks Animation renegotiated the lease through the creation of a special purpose entity that acquired the property from the financial institution for $73.0 million and the special purpose entity leased the facility back to DreamWorks Animation for a five-year term. The lease was subsequently extended through October 2009. DreamWorks Animation sub-leases a portion of the property to DreamWorks Studios.

Distribution Agreement

Recent Developments.    DreamWorks Animation terminated its distribution agreement with DreamWorks Studios (the “DreamWorks Studios Distribution Agreement”) upon the closing of Paramount’s acquisition of

DreamWorks Studios on January 31, 2006. At the same time, DreamWorks Animation entered into exclusive distribution and fulfillment services agreements with Paramount that give DreamWorks Animation direct access to an established distribution and marketing network to exploit our films and characters in theatrical, home entertainment, television and ancillary markets throughout the world.

In connection with the termination of the DreamWorks Studios Distribution Agreement, DreamWorks Studios terminated the Universal Agreements (defined below). In connection therewith, DreamWorks Animation paid $75.6 million to Universal Studios as a repayment of an advance, plus interest, due to Universal Studios.

Distribution Agreement with DreamWorks Studios

The following is a summary of the DreamWorks Studios Distribution Agreement, which is filed as an exhibit to DreamWorks Animation’s Annual Report on Form 10-K for the year ending December 31, 2005. This summary is qualified in all respects by such reference. Investors are encouraged to read the DreamWorks Studios Distribution Agreement.

Term of Agreement and Exclusivity.    The DreamWorks Studios Distribution Agreement granted DreamWorks Studios the exclusive worldwide right to distribute all of DreamWorks Animation’s animated films, including our previously released films, and direct-to-video films completed and available for release during the term thereof. The DreamWorks Studios Distribution Agreement was originally scheduled to expire upon the later of (i) our delivery to DreamWorks Studios of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010, but was terminated effective January 31, 2006 in connection with Paramount’s acquisition of DreamWorks Studios. In general, the term of the DreamWorks Studios Distribution Agreement could be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that we pre-approved (such as DreamWorks Studios’ existing arrangements with Universal Studios, CJ Entertainment and Kadokawa Entertainment as described below). As discussed below, the DreamWorks Studios Distribution Agreement was expressly subject to certain existing subdistribution and license agreements previously entered into by DreamWorks Studios, including those with Universal Studios, CJ Entertainment (in Korea and the People’s Republic of China) and Kadokawa Entertainment (in Japan).

Distribution of DreamWorks Animation’s animated films under the DreamWorks Studios Distribution Agreement generally included (i) domestic and international theatrical exhibition, (ii) domestic and international home entertainment exhibition, (iii) domestic and international television licensing, including pay-per-view, pay television, network, basic cable and syndication, (iv) non-theatrical exhibition, such as on airlines, in schools and in armed forces institutions and (v) Internet, radio (for promotional purposes only) and new media rights, to the extent that we or any of our affiliates own or control the rights to the foregoing. DreamWorks Animation retained all other rights to exploit its films, including the right to make prequels and sequels, commercial tie-in and promotional rights with respect to each film, as well as merchandising, interactive, literary publishing, music publishing and soundtrack rights.

Distribution Services.    Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was directly responsible for the initial U.S. theatrical release of all of DreamWorks Animation’s qualified animated films, but was allowed to engage one or more sub-distributors and service providers for all other markets, subject to DreamWorks Animation’s prior written approval.

DreamWorks Studios entered into an international theatrical distribution agreement (the “Universal Distribution Agreement”) with Universal Studios (described below) that provided that Universal Studio’s affiliate would distribute and market DreamWorks Studios’ films (including ours) in international theatrical markets, excluding Japan, Korea and the People’s Republic of China. DreamWorks Studios contracted with Kadokawa Entertainment to provide such services in Japan, and contracted with CJ Entertainment to provide such services in Korea and the People’s Republic of China. For worldwide home video fulfillment services (excluding Japan and Korea), DreamWorks Studios entered into a worldwide home video fulfillment services agreement (the “Universal Home Video Agreement” and, together with the Universal Distribution Agreement, the “Universal Agreements”) with Universal Studios to provide marketing, distribution and other fulfillment services. Such services were provided in Japan by Kadokawa Entertainment and in Korea by CJ Entertainment. DreamWorks Studios also entered into output agreements with many of the major pay and broadcast television providers throughout the world.

The DreamWorks Studios Distribution Agreement provided that DreamWorks Studios would advertise, publicize, promote, distribute and exploit DreamWorks Animation’s animated feature films and direct-to-video films in a manner consistent with DreamWorks Studios’ past practices used to service DreamWorks Animation’s previously released films and its prevailing and commercially reasonable practices with respect to its films under similar circumstances to the extent and as long as applicable and if a higher standard, in accordance with Universal Studios’ then prevailing and commercially reasonable practices with respect to its films under similar circumstances. DreamWorks Studios’ obligations to provide these services in the international theatrical and home entertainment markets serviced by Universal Studios were also subject to the standards set forth in the Universal Agreements.

Distribution Approvals and Controls.    Under the DreamWorks Studios Distribution Agreement, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provided), DreamWorks Studios was required to consult and submit to DreamWorks Animation a detailed plan and budget regarding the theatrical and home entertainment marketing, release and distribution of each of our films. We had certain approval rights over these plans and were entitled, subject to certain limitations, to determine the initial domestic theatrical release dates for two films per year and, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provides), to approve the release date in the top 15 major international territories. Generally, DreamWorks Studios was not permitted to theatrically release any film with an MPAA rating of PG or less within the period beginning one week prior to, and ending one week following, the initial domestic and top 15 major international territories theatrical release dates of one of DreamWorks Animation’s films. Similar restrictions applied with respect to the home entertainment distribution of DreamWorks Studios’ and DreamWorks Animation’s films.

Expenses and Fees.    The DreamWorks Studios Distribution Agreement provided that DreamWorks Animation was solely responsible for all of the costs of developing and producing its animated feature films and direct-to-video films, including contingent compensation and residual costs. Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was responsible for all of the out-of-pocket costs, charges and expenses incurred in the distribution, advertising, marketing, publicizing and promotion of each film (collectively, “Distribution Expenses”), including:

•	marketing materials such as theatrical and home entertainment trailers and television spots;

•	advertising space in any print or electronic media;

•	film festivals, premieres, advance screenings and other special events promoting the films, and all associated expenses such as travel and accommodation expenses for talent and DreamWorks Studios’ employees and, subject to our approval, such expenses of any territory managers and marketing managers of subdistributors pursuant to approved subdistribution agreements;

•	home video cassettes, DVDs, CD-ROMs and other such home video devices and prints, including for creation, manufacture, editing, dubbing, subtitling, rescoring, delivery and use of the foregoing or any other existing or future means of exploitation and including freight, shipping, transportation and storage costs;

•	checking and collecting gross receipts;

•	trade dues and assessments by trade organizations;

•	taxes and government fees;

•	remittance and conversion of gross receipts;

•	license fees, duties, other fees or any other amounts paid to permit use of our feature films;

•	a proportionate share of errors and omissions insurance;

•	transaction fees imposed on credit card charges purchasing admission to view our animated films;

•	the distribution of our animated films incurred at our direction, including an incremental costs to provide, at our request, distribution services or information not available in DreamWorks Studios’ normal course of business;

•	home entertainment distribution expenses;

•	the prosecution, defense or settlement of any action directly relating to DreamWorks Studios’ exhibition or use of our animated films (or any element thereof), including interest and penalties; and

•	anti-piracy and security measures specific or incremental to our animated feature films.

DreamWorks Animation and DreamWorks Studios mutually agreed on the amount of Distribution Expenses to be incurred with respect to the initial theatrical and home entertainment release of each film in the domestic territory and in the 15 major international territories, including all print and advertising costs and media buys. The DreamWorks Studios Distribution Agreement provided that, unless DreamWorks Animation and DreamWorks Studios otherwise agreed, the aggregate amount of Distribution Expenses to be incurred would be equal to or greater than 80% of the average amount of Distribution Expenses incurred by DreamWorks Studios to release DreamWork Animation’s four then-most recent films, subject to certain adjustments. However, if DreamWorks Animation determined in good faith that a film’s gross receipts would be materially enhanced by the expenditure of additional Distribution Expenses, it could cause DreamWorks Studios to increase such expenditures, provided that DreamWorks Animation was solely responsible for advancing to or reimbursing DreamWorks Studios for those additional expenditures within five business days of receiving an invoice from DreamWorks Studios.

Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was entitled to (i) retain a fee of 8.0% of revenue (without deduction for distribution and marketing costs and third-party distribution and fulfillment services fees and sales agent fees) and (ii) recoup all of its distribution and marketing costs with respect to DreamWorks Animation films on a title-by-title basis prior to our recognizing any revenue. If a feature film or a direct-to-video film did not generate revenue, net of the 8.0% distribution fee, sufficient for DreamWorks Studios to recoup its Distribution Expenses, DreamWorks Studios was not entitled to recoup those costs from proceeds of DreamWorks Animation’s other feature films or direct-to-video films.

Theatrical Distribution by DreamWorks Studios

Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios directly distributed and marketed DreamWorks Animation’s films in the domestic theatrical market. Outside of this market, DreamWorks Studios distributed and marketed DreamWorks Animation’s films through the Universal Distribution Agreement and its distribution and fulfillment services agreements with CJ Entertainment and its distribution and licensing agreements with Kadokawa Entertainment. Outside of the domestic market, Japan, Korea and the People’s Republic of China, Universal Studios theatrically distributed and marketed our films through United International Pictures B.V. (“UIP”), a joint venture with Paramount. UIP has been one of the leading international film distributors in the world and operates in approximately fifty countries. In September 2005, Universal and Paramount announced their intentions to restructure their UIP joint venture in 2007. In Korea and the People’s Republic of China, CJ Entertainment provided theatrical distribution services, and in Japan, Kadokawa Entertainment provided such services. See “—DreamWorks Studios’ Agreements with Universal Studios.”

Under the DreamWorks Studios Distribution Agreement, DreamWorks Studios was directly responsible for all billing and collection of gross rentals from theater operators for the domestic markets. Each week,

DreamWorks Studios received a billing statement from each theater indicating the level of box office receipts. The billing was then followed by a written confirmation of receipts, at which time DreamWorks Studios prepared a bill to the theater owner.

Home Video Distribution by DreamWorks Studios

DreamWorks Studios entered into the Universal Home Video Agreement with Universal Studios to service the worldwide distribution of our DVDs and videocassettes in the home entertainment market, other than in Japan and Korea. The services of Universal Studios were comprehensive and included all manufacturing and packaging, marketing, distribution, billing and collection. See “—DreamWorks Studios’ Agreements with Universal Studios.” In Japan and Korea, DreamWorks Studios entered into agreements with Kadokawa Entertainment and CJ Entertainment, respectively, to provide similar services. These agreements pertain to both home entertainment rental and the sell-through markets, both domestically and internationally. DreamWorks Studios’ home entertainment division maintained a small core of executives to oversee distribution, marketing and operations.

Television Distribution by DreamWorks Studios

DreamWorks Studios distributed our films in worldwide television markets, including pay television, by licensing our films pursuant to output agreements and individual and package film agreements, which generally provided that the exhibitor paid a fee for each film exhibited during the specified license period for that film, which may vary according to the theatrical success of the film. DreamWorks Studios entered into license and output agreements for domestic pay television, domestic free television and domestic basic cable with respect to our films (including output agreements in place with many of the largest pay and free television distributors around the world).

Theme Park Activities

The Separation Agreement and the DreamWorks Studios Distribution Agreement provided that, to the extent DreamWorks Animation wishes to engage in theme park activities (as defined in Steven Spielberg’s employment agreement with DreamWorks Studios), we would only do so through Universal Studios until the later of the date (i) Steven Spielberg no longer has any contractual relationships with DreamWorks Animation or DreamWorks Studios and (ii) the time that he, his wife, his or her issue (or trusts for the primary benefit of any of them), his or her siblings (or trusts for the primary benefit of any of them) or a private charitable foundation organized by him and/or his wife, no longer directly or indirectly own or control any shares of Class A common stock issued to Steven Spielberg by DreamWorks Animation or no longer have a membership interest in DreamWorks Studios. Under the Universal Agreements, Universal paid DreamWorks Studios a $2 million annual exclusivity fee for theme park rights in respect of films DreamWorks Studios theatrically released in the domestic market (including our films) of which DreamWorks Animation received $1.8 million per year. As a result of the termination of the DreamWorks Studios Distribution Agreement and the Universal Agreements effective January 31, 2006, neither DreamWorks Animation nor DreamWorks Studios will have any further right to this annual exclusivity fee. In connection with the termination, DreamWorks Animation paid $0.6 million to Universal Studios, which such amount represented the amount of the unearned portion of the exclusivity fee previously advanced to DreamWorks Animation. However, because the restrictions on DreamWorks Animation’s theme park activities contained in the Separation Agreement will continue to apply, to the extent DreamWorks Animation seeks to exploit theme park rights for films released after January 31, 2006, we must continue to do so through Universal Studios until such restrictions are no longer applicable.

Universal Interparty Agreement

In connection with the Separation, DreamWorks Animation entered into an agreement with Universal Studios and DreamWorks Studios (the “Universal Interparty Agreement”) regarding the international theatrical distribution of DreamWorks Animation’s films and the provision of worldwide home video fulfillment services under the Universal Distribution Agreement (described below). The Universal Interparty Agreement was terminated in connection with the termination of the DreamWorks Studios Distribution Agreement and the Universal Distribution Agreement as described above.

Previously Released Films.    The Universal Interparty Agreement provides that the rights to DreamWorks Animation’s previously released animated feature films (which were transferred to it from DreamWorks Studios pursuant to the Separation) are subject to the rights and obligations of DreamWorks Studios and Universal Studios under the Universal Distribution Agreement and the Universal Home Video Agreement between DreamWorks Studios and Universal Studios (which are described below). As such, the terms of those agreements continue to govern DreamWorks Studios’ international theatrical distribution of, and home video fulfillment services with respect to, DreamWorks Animation’s previously released animated feature films in the markets where Universal Studios provides these services.

Future Releases.    Under the Universal Interparty Agreement, DreamWorks Animation has agreed that the terms and conditions of the Universal Distribution Agreement and the Universal Home Video Agreement, respectively, relating to the international theatrical distribution of and worldwide home video fulfillment services for DreamWorks Studios’ films will also indirectly apply (through the Distribution Agreement with DreamWorks Studios) to DreamWorks Animation’s films for so long as the those agreements remain in effect. In addition, if DreamWorks Animation’s Distribution Agreement with DreamWorks Studios were to terminate, DreamWorks Animation’s films would become directly subject to the terms of the Universal Distribution Agreement in the international theatrical markets where Universal Studios currently distributes DreamWorks Animation’s films and to the Universal Home Video Agreement in the worldwide home video markets where Universal Studios currently provides fulfillment services for DreamWorks Animation’s home videos. Please see “—DreamWorks Studios’ Agreements with Universal Studios” for a description of these arrangements.

Theme Park Rights.    DreamWorks Animation agreed with Universal Studios that the theme park exploitation rights related to DreamWorks Studios’ films and characters that DreamWorks Studios has granted to Universal Studios shall equally apply to DreamWorks Animation’s films and characters during the term of that agreement.

As part of the Separation, DreamWorks Animation assumed $75 million that Universal Studios had advanced to DreamWorks Studios.

DreamWorks Studios’ Agreements with Universal Studios

Overview

The Universal Distribution Agreement covered the international theatrical distribution of all films (whether live action, animated, or a combination of both) that DreamWorks Studios theatrically released in the domestic territory, as well as the worldwide home video fulfillment servicing of those films (excluding in each case the territories serviced by CJ Entertainment and Kadokawa). Under the DreamWorks Studios Distribution Agreement, we agreed with Universal Studios and DreamWorks Studios that the terms of the Universal Distribution Agreement applied to our films in the international theatrical markets where Universal Studios then had the right to distribute DreamWorks Studios’ films and that the terms of the Universal Home Video Agreement applied in the worldwide markets where Universal Studios currently had the right to provide fulfillment services with respect to home videos.

International Theatrical Distribution

Term of Agreement and Exclusivity.    Pursuant to the Universal Distribution Agreement, DreamWorks Studios granted to Universal Studios the exclusive right to initially theatrically distribute in the international territory (excluding Korea, the People’s Republic of China and Japan) all of the films DreamWorks Studios (including our films) initially theatrically distributes in the domestic territory. The agreement covered films domestically released by DreamWorks Studios through December 31, 2010, however, it has been terminated effective January 31, 2006 in connection with Paramount’s acquisition of DreamWorks Studios.

Distribution Services.    Universal Studios agreed to provide marketing and distribution services in the international theatrical market for DreamWorks Studios’ films in a manner substantially equivalent in quantity, level and priorities to the services provided by Universal Studios with respect to the theatrical distribution of Universal Studios’ motion pictures. Universal Studios agreed to provide such services through UIP. Services provided by UIP were required to be substantially equivalent in quality, level and priorities to the services provided by UIP to Universal Studios and Paramount for comparable pictures. As noted above, Universal and Paramount have announced their intention to restructure their UIP joint venture in 2007.

Distribution Approvals and Controls.    Under the Universal Distribution Agreement, DreamWorks Studios had the right to exercise complete and final control in its absolute discretion over all aspects of the distribution, marketing and advertising of its films in the international theatrical market. The agreement provided that Universal Studios was allowed to engage subdistributors, subject to DreamWorks Studios’ right of approval. Universal Studios was not, however, allowed to engage a subdistributor except in territories where UIP did not distribute any other films.

Expenses and Fees.    Under the Universal Studios Agreement, Universal Studios was entitled to retain a portion of the revenue it received from theaters and subdistributors for DreamWorks Studios’ films it theatrically released in the international market as a distribution fee. In addition, Universal Studios was entitled to recoup distribution expenses it incurred in distributing DreamWorks Studios’ films out of such revenue. Amounts payable to DreamWorks Studios and distribution expenses incurred by Universal Studios with respect to DreamWorks Studios’ films were aggregated on a monthly basis, and to the extent Universal Studios incurred distribution expenses that exceeded its revenue from DreamWorks Studios’ films it distributed, DreamWorks Studios was required to pay the difference to Universal Studios within five business days.

Retained Rights.    Universal Studios’ rights under the Universal Studios Agreement extended solely to international theatrical distribution rights, the home video fulfillment services described below and limited non-theatrical international distribution rights (such as the right to exhibit films in hotels or motels); DreamWorks Studios retained the right to exploit all other rights to the films it theatrically released, including domestic and international free and pay TV, home video and DVD sales. As described below, DreamWorks Studios engaged Universal Studios as the home video fulfillment service provider for its films and directly entered into various output agreements for international free and pay television.

Home Video Fulfillment Services

Term of Agreement and Exclusivity.    Under the Universal Home Video Agreement, Universal Studios had the exclusive worldwide right and obligation to render fulfillment services for every picture released by DreamWorks Studios into the home entertainment market (including videocassettes, DVDs, video CDs and laserdiscs). The Universal Home Video Agreement covered home entertainment releases for all DreamWorks Studios films (including our films) theatrically released through December 31, 2010. In connection with Paramount’s acquisition of DreamWorks Studios, the Universal Home Video Agreement was terminated effective January 31, 2006 for films theatrically released prior to January 31, 2006. As part of agreed-upon transition services, Universal Studios will continue to provide fulfillment services for a period of approximately three months in the U.S. and Canada and up to five months in other territories.

Fulfillment Services.    Under the agreement, Universal Studios was responsible for preparing marketing and distribution plans with respect to DreamWorks Studios’ home entertainment releases, as well as arranging necessary third party services, preparing artwork, making media buys for product marketing, maintaining secure physical inventory sites and arranging shipping of the released picture.

Approvals and Controls.    DreamWorks Studios exercised control over the fulfillment services of its home entertainment releases. DreamWorks Studios had sole discretion over which pictures, if any, it released into the home entertainment market. Except in limited circumstances, Universal Studios was not allowed to refuse to provide fulfillment services with respect to DreamWorks Studios’ home entertainment releases.

Expenses and Fees.    In return for Universal Studios’ fulfillment services, DreamWorks Studios paid it a percentage of the total home entertainment receipts DreamWorks Studios received. This fee arrangement was required to be no less favorable to DreamWorks Studios than that of any of Universal Studios fulfillment services arrangements with third parties. In addition, DreamWorks’ Studios reimbursed Universal Studios for expenses which Universal Studios incurred in the fulfillment servicing of DreamWorks’ Studios films.

Services Agreement

DreamWorks Animation and DreamWorks Studios entered into a Services Agreement whereby DreamWorks Studios agreed to provide DreamWorks Animation with various corporate support services, including:

•	risk management;

•	information systems management;

•	payroll services;

•	legal and business affairs advisory and consulting services;

•	human resources administration;

•	certain procurement services; and

•	other general support services.

DreamWorks Studios also may provide DreamWorks Animation additional services that it and DreamWorks Studios may identify from time to time in the future. DreamWorks Animation provides DreamWorks Studios with certain services under the Services Agreement, including office space, information technology purchasing and limited legal services. Although the Services Agreement cannot be assigned to another party without either DreamWorks Animation’s or DreamWorks Studios’ consent, both DreamWorks Animation and DreamWorks Studios may engage third parties to provide services covered by the agreement.

The charges for these services generally allow either DreamWorks Animation or DreamWorks Studios, as applicable, to fully recover the actual costs of providing these services, including allocable employee salaries, fringe benefits and office costs and all out-of-pocket costs and expenses, plus 5% of the actual costs. In the event DreamWorks Studios engages a third party to perform a service, it may charge DreamWorks Animation an amount equal to the amount charged to DreamWorks Studios by such third party, plus an uplift of 5%. Since the Separation Date through March 31, 2005, DreamWorks Animation has paid DreamWorks Studios $1.3 million, net of pay for services performed by DreamWorks Animation for DreamWorks Studios.

In general, the services provided under the Services Agreement will be provided by DreamWorks Animation or DreamWorks Studios, as applicable, for so long as any of DreamWorks Animation’s films are being distributed pursuant to the Distribution Agreement, unless another termination date has been agreed upon by both parties with respect to a particular service. Both DreamWorks Studios and DreamWorks Animation have the right, upon notice, to terminate any or all of the services either party is providing under the Services Agreement. As a receiving party, both DreamWorks Animation and DreamWorks Studios may exercise termination rights generally upon 45 days’ notice. As a providing party, both DreamWorks Animation and DreamWorks Studios may exercise termination rights generally upon 45 days’ notice, provided that the party exercising termination rights is not providing such service for itself.

As a result of Paramount’s acquisition of DreamWorks Studios, DreamWorks Animation agreed (i) to terminate certain services provided under the Services Agreement as of January 31, 2006, (ii) to continue other specified services for transitional periods of up to approximately five months and (iii) to continue to provide other services to each party until such services are terminated in accordance with the Services Agreement. As of the date hereof, DreamWorks Studios continues to provide DreamWorks Animation certain aviation, benefit, payroll, information technology, and tax services, as well as a small amount of office space, and DreamWorks Animation continues to provide DreamWorks Studios with office space, engineering, trademark, and information technology equipment procurement services. In addition, DreamWorks Studios will continue to provide DreamWorks Animation with corporate aircraft services pursuant to the terms of the aircraft time-share agreement entered into in connection with the Services Agreement. The cost of corporate aircraft services will continue to be reimbursed pursuant to the maximum amount permitted under the Federal Aviation Administration time-sharing regulations. After the terms of Services Agreement terminate, DreamWorks Animation will assume the services previously provided by DreamWorks Studios.

Merchandising and Promotion Ancillary Services

At the time of the Separation, DreamWorks Animation and DreamWorks Studios entered into a Merchandising and Promotion Ancillary Services Agreement pursuant to which DreamWorks Animation provided certain merchandise and promotion licensing management services to DreamWorks Studios in connection with DreamWorks Studios’ live action theatrical motion pictures and television programs. The Merchandising and Promotion Ancillary Services Agreement entitled DreamWorks Animation to receive a fee based upon gross receipts attributable to license agreements between DreamWorks Studios and a third party that DreamWorks Animation initiated. For the year ended December 31, 2005, DreamWorks Animation received approximately $0.3 million in fees for services rendered under the Merchandising and Promotion Ancillary Services Agreement. In January 2006, the Merchandising and Promotion Ancillary Services agreement was terminated in connection with Paramount’s acquisition of DreamWorks Studios.

Formation Agreement and Holdco Arrangement

As described below, certain members of DreamWorks Studios who received shares of DreamWorks Animation’s Common Stock in connection with the Separation entered into an arrangement among themselves with respect to the allocation of such shares among such members. In connection with the Separation and such arrangements, DreamWorks Animation entered into a Formation Agreement with DreamWorks Studios, Holdco and certain members of DreamWorks Studios. As more fully described below, the Formation Agreement provides for, among other things, the contributions to Holdco and the mechanics of up to two follow-on secondary offerings of Class A Stock. Entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, entered into a partnership agreement to form Holdco and contributed the shares of Common Stock received by them in the Separation to Holdco (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A Stock and 1,154,079 shares of Class B Stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A Stock (4,901,858 shares of which were sold in the IPO) and one share of Class C Stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A Stock (775,213 shares of which were sold in the IPO) and (4) in the case of Universal Studios, 1,039,756 shares of Class A Stock (all of which were sold in the IPO). In January 2006, in connection with Paramount’s acquisition of DreamWorks Studios, a wholly-owned subsidiary of Viacom was substituted for Universal Studios as a partner in Holdco. DreamWorks Animation has agreed to effect a follow-on secondary offering of Class A Stock of a sufficient size to permit the Holdco partners to receive a minimum of approximately $533 million of aggregate net cash proceeds from a combination of sales of secondary shares in the IPO and such follow-on offering (assuming participation by all Holdco partners in such offerings). Shares to be sold in such follow-on offering will consist of shares of Common Stock retained by Holdco partners and certain of the Common Stock contributed to Holdco. Under no circumstances will DreamWorks Animation be obligated to issue additional shares of its Common Stock for sale in the follow-on offering, regardless of the size of such offering. Such follow-on offering must occur before May 31, 2006. Without the consent of its limited partners, Holdco may not conduct any activities other than those related to the activities described in this section.

Prior to the final allocation of shares contributed to Holdco, shares of Common Stock contributed to Holdco are held in the form of Class B Stock that is voted by Jeffrey Katzenberg and David Geffen or entities controlled by them. In order to elect the Class C Director, an entity controlled by Paul Allen holds one share of Class C Stock directly rather than through Holdco. Once the Holdco partners have received total net proceeds of approximately $533 million from the IPO and the follow-on offering (assuming participation by all Holdco partners in such offerings) and the remaining shares held by Holdco are allocated by Holdco to the Holdco partners as described below, only those shares held by or allocated to Jeffrey Katzenberg and David Geffen (or entities controlled by them) will remain Class B Stock. All other shares will be converted by Holdco to Class A Stock prior to their distribution or sale. After May 2, 2005, either of Jeffrey Katzenberg and David Geffen (or entities controlled by them), acting together, or Paul Allen (or entities controlled by him) may select the timing of one follow-on secondary offering (which must occur prior to May 31, 2006). Upon the triggering of the follow-on offering, Holdco will exercise demand registration rights to facilitate the sale in a public follow-on offering by the Holdco partners (and, under certain circumstances, Holdco) of all or a portion of their retained shares and certain shares contributed to Holdco. If Jeffrey Katzenberg and David Geffen, or entities controlled by them, trigger the follow-on offering, the allocation of remaining shares by Holdco to the Holdco partners will occur promptly after the closing of the follow-on offering and receipt by the Holdco partners of at least an aggregate of approximately $533 million in net proceeds from this offering and the follow-on offering (assuming participation by all Holdco partners in such offerings). Remaining shares held by Holdco after the follow-on offering will be allocated by Holdco to the Holdco partners based on the gross price per share in such follow-on offering (calculated before the discount to be paid to the underwriters).

Alternatively, if Paul Allen (or entities controlled by him) triggers the follow-on secondary offering prior to May 31, 2006, the pricing and allocation of shares held by Holdco (and not sold in the offering) will occur after receipt by the Holdco partners of at least an aggregate of approximately $533 million in net proceeds from the IPO and the follow-on offering (assuming participation by all Holdco partners in such offerings) at the conclusion of a 20 consecutive trading day pricing period initiated by entities controlled by Jeffrey Katzenberg and David Geffen. The pricing period may be initiated at any time after the closing of such follow-on offering and prior to May 31, 2006, and valuation of the shares to be allocated by Holdco will be based on the volume-weighted average trading price of Class A Stock over the pricing period. If the valuation determined during the pricing period is higher than the price realized in the follow-on offering, the amount of net cash proceeds received by the participating Holdco partners in the follow-on offering will be deemed, solely for purposes of determining the allocation of shares by Holdco, to be the amount of net cash proceeds that would have been received if the shares sold in the follow-on offering had been sold at the valuation determined during the pricing period. At any time prior to the pricing of a follow-on offering triggered by Paul Allen, Jeffrey Katzenberg and David Geffen will have the option to convert such offering into a Katzenberg/Geffen triggered offering, in which case the share allocation provisions described in the preceding paragraph would apply.

If such a follow-on offering has not occurred by May 31, 2006, then Paul Allen (or entities controlled by him) will have the ability to initiate a follow-on secondary offering during the 18-month period (or 24-month period if the wholly-owned subsidiary of Viacom triggers a follow-on offering as described below) beginning on June 1, 2006. In this event, the allocation of remaining shares held by Holdco will not occur until closing of the follow-on offering. Remaining shares held by Holdco after the follow-on offering will be allocated to the Holdco partners based on the gross price per share in the follow-on offering (calculated before the discount to be paid to the underwriters). If such follow-on offering has not occurred by December 1, 2007 (or June 1, 2008 if the wholly-owned subsidiary of Viacom triggers a follow-on offering as described below), then entities controlled by Jeffrey Katzenberg and David Geffen will have the right to initiate a follow-on offering by December 31, 2007 (or June 30, 2008 if the wholly-owned subsidiary of Viacom triggers a follow-on offering as described below). In addition, if a follow-on offering has not been consummated prior to December 1, 2006, then during the period from December 1, 2006 through February 28, 2007, a wholly-owned subsidiary of Viacom will have the right to initiate a follow-on offering of a portion of the stock contributed to Holdco of a sufficient size to generate aggregate net proceeds of $47.6 million. Entities controlled by Jeffrey Katzenberg, David Geffen and Paul Allen, acting together, can elect to cause Holdco to remit to a wholly-owned subsidiary of Viacom $47.6 million in cash in lieu of effecting an offering triggered by the wholly-owned subsidiary of Viacom.

If Holdco has not allocated all of its shares of Common Stock by January 1, 2008 (or July 1, 2008 if the wholly-owned subsidiary of Viacom triggers a follow-on offering), then it will automatically distribute all of such shares to the Holdco partners at such time.

The Holdco partners (including the wholly-owned subsidiary of Viacom), their parent entities and DreamWorks Animation have agreed in the Formation Agreement to certain trading and hedging limitations until the final allocation of shares contributed to Holdco.

DreamWorks Animation has agreed to indemnify the other parties to the Formation Agreement for any breaches of its representations and warranties set forth in the agreement. DreamWorks Animation is not a party to the Holdco partnership agreement, and the follow-on offering or offerings do not require it to issue any additional shares to be sold in such offering or offerings, regardless of the size of such offering.

The allocation of shares held by Holdco after any follow-on offering (other than in the case of a follow-on offering triggered by the wholly-owned subsidiary of Viacom) will be as follows:

•	first, pro rata (based on the valuation methodology described above) necessary to satisfy each Holdco partner’s unreturned DreamWorks Studios’ capital as of the date of the IPO (reduced by such partner’s receipt of net cash proceeds in the IPO and the follow-on offering and taking into account the value of any shares retained and not contributed to Holdco by such partner); and

•	second, pro rata in proportion to their relative participation percentages in DreamWorks Studios as of the date of the IPO.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with Holdco, M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DW Investment II, Inc. (an entity controlled by Paul Allen), Jeffrey Katzenberg, David Geffen and Paul Allen. The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s chief executive officer;

•	the Class C Director (if any shares of Class C Stock are issued and outstanding);

•	one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s chief executive officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

•	such number of individuals selected by the Nominating and Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by

Jeffrey Katzenberg or David Geffen so direct, then Paul Allen (to the extent he holds Common Stock), other entities controlled by Paul Allen (to the extent they hold Common Stock) and other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director (other than, except for cause, the Class C director). In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (and, subject to certain limitations, after consultation with the Class C Director, if any) (but in accordance with the board composition requirements set forth above).

The Vulcan stockholder agreement provides that Paul Allen and entities controlled by Paul Allen have agreed to vote or act by written consent with respect to its Class C Stock solely in favor of Paul Allen as the Class C Director for so long as, in Paul Allen’s reasonable determination, he is able to serve as the Class C director and serving as the Class C Director would not cause him any economic detriment. In the event that, in Paul Allen’s reasonable determination, he is not able to serve as the Class C Director or serving as the Class C Director would cause him economic detriment, then the Class C holder has agreed to vote or act by written consent with respect to its Class C Stock solely in favor of the replacement Class C Director identified by an entity controlled by Paul Allen in consultation with DreamWorks Animation’s chairman (with an entity controlled by Paul Allen having the sole and exclusive right to select the replacement Class C Director).

Transfer of Shares

Restrictions on Transfer by Vulcan.    In the event that Paul Allen or any person controlled by Paul Allen (the “Vulcan Stockholders”) or any of their respective affiliates acquires any additional shares of DreamWorks Animation’s Common Stock or other voting securities (other than shares of Common Stock (including shares pledged to secure DreamWorks Studios’ revolving credit facility) owned by a Vulcan Stockholder or which a Vulcan Stockholder has a right to receive immediately after the final allocation of shares held by Holdco), then without DreamWorks Animation’s prior written consent, each Vulcan Stockholder has agreed not to transfer (other than to DreamWorks Animation or to any holder of Class B Stock or to Paul Allen or any entity controlled by Paul Allen) any such additional shares or shares in excess of the number of shares held at the time of the final allocation of shares by Holdco representing Vulcan’s invested DreamWorks Studios capital if the ultimate purchaser would (to such Vulcan Stockholder’s knowledge after reasonable due inquiry) beneficially own more than 5% of DreamWorks Animation’s then issued and outstanding Common Stock, after giving effect to such transfer. However, any Vulcan Stockholder is permitted to transfer such Common Stock to:

•	a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, if, after giving effect to such transfer, such “qualified institutional buyer” would be eligible to report its ownership of DreamWorks Animation’s Common Stock on Schedule 13G pursuant to Rule 13d-1 under Section 13 of the Exchange Act (or any successor provision thereto); and

•	any person who, upon consummation of such transfer, enters into (and agrees not to transfer such Common Stock except to permitted transferees that enter into) a “standstill agreement” with DreamWorks Animation and the holders of Class B Stock on the terms described below under “—Standstill” (or less restrictive terms that DreamWorks Animation agrees to).

Agreement to Convert.    The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Standstill

Limitation on Acquisitions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, acquire ownership of any additional shares of DreamWorks Animation’s Common Stock or other voting securities (except pursuant to the Formation Agreement or the Holdco partnership agreement). Notwithstanding the foregoing, Paul Allen and the Vulcan Stockholders are permitted to acquire (including pursuant to certain hedging transactions), beneficial ownership of additional shares of DreamWorks Animation’s Common Stock or other voting securities so long as the percentage of the aggregate number of shares of DreamWorks Animation’s Common Stock and other voting securities owned by Paul Allen, the Vulcan Stockholders and their respective affiliates (other than any such affiliate that is listed on a national securities exchange) does not exceed the greater of (x) 33% of the outstanding shares of DreamWorks Animation’s Common Stock and other voting securities and (y) such percentage of the number of such outstanding shares of DreamWorks Animation’s Common Stock or other voting securities owned by all of the Class B stockholders in the aggregate. In no event will Paul Allen or any Vulcan Stockholder be in breach of the Vulcan stockholder agreement or be required to sell any shares of DreamWorks Animation’s Common Stock or other voting securities because of a decrease in the percentage described in clause (y) above. Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions.

Other Restrictions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation that they will not, will cause each of their affiliates (other than any such affiliate that is listed on a national securities exchange) not to and use their reasonable best efforts to cause each of their respective affiliates not controlled by them (other than any such affiliate that is listed on a national securities exchange) not to, and Steven Spielberg has agreed in a separate standstill agreement that he will not, and will cause persons controlled by him not to, prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, take any of the actions set forth below (unless pursuant to a transaction in which DreamWorks Animation has entered into a definitive agreement or the Board of Directors has recommended in favor of) (or take any action that would require DreamWorks Animation to make an announcement regarding any of the following):

•	effect, propose or cause or participate in, or assist any other person to effect, propose or participate in:

•	any tender or exchange offer, merger, consolidation, restructuring, liquidation or other extraordinary transaction involving DreamWorks Animation or any of its subsidiaries or any material portion of its or their business or any purchase of all or any substantial part of DreamWorks Animation’s assets or any of its subsidiaries; or

•	any solicitation of proxies with respect to DreamWorks Animation or any of its affiliates or any action resulting in Paul Allen, any affiliate of Paul Allen or such other person becoming a participant in any election contest with respect to DreamWorks Animation or any of its subsidiaries;

•	propose any matter for submission to a vote of DreamWorks Animation’s stockholders or call or seek to call a meeting of DreamWorks Animation’s stockholders;

•	seek election to, seek to place a representative on or seek the removal of any director, except the Class C Director;

•	grant any proxy with respect to any of DreamWorks Animation’s Common Stock (other than to Jeffrey Katzenberg, David Geffen, DreamWorks Animation’s chief executive officer or a bona fide financial institution in connection with a bona fide recourse borrowing);

•	execute any written consent with respect to any of DreamWorks Animation’s Common Stock other than in respect of the election or removal of the Class C Director or at the request of Jeffrey Katzenberg, David Geffen or DreamWorks Animation’s chief executive officer;

•	form, join or participate in a group with respect to any of DreamWorks Animation’s Common Stock or deposit any of DreamWorks Animation’s Common Stock in a voting trust or subject any of DreamWorks Animation’s Common Stock to any arrangement or agreement with respect to the voting of such Common Stock or other agreement having similar effect (in each case except with the Class B common stockholders); or

•	except pursuant to DreamWorks Animation’s restated certificate of incorporation as it relates to the Class C Director, take any other action to seek to affect the control of the management or the Board of Directors or any of DreamWorks Animation’s affiliates.

Each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions. Nothing in the standstill restrictions will restrict Paul Allen, any Vulcan Stockholder or the Class C Director, in their capacity as a director or board committee member of DreamWorks Animation or any non-wholly owned affiliate of Paul Allen or any Vulcan Stockholder, from exercising their fiduciary duties in such capacity as they deem to be in DreamWorks Animation’s best interest or in the best interest of such non-wholly owned affiliate.

Exceptions to Standstill.    The Vulcan stockholder agreement and the Spielberg standstill agreement provide that none of Paul Allen nor any Vulcan Stockholder nor Steven Spielberg nor any person he controls will be subject to any of the restrictions set forth above if:

•	DreamWorks Animation has entered into a definitive agreement providing for, or, in the case of the second sub-bullet below, the Board of Directors has recommended in favor of:

•	any acquisition or purchase by any person of a majority of DreamWorks Animation’s Common Stock,

•	any tender offer or exchange offer that if consummated would result in any person acquiring a majority of DreamWorks Animation’s Common Stock or

•	any merger, consolidation, share exchange or other business combination involving DreamWorks Animation which, if consummated, would result in DreamWorks Animation’s stockholders immediately prior to the consummation of such transaction ceasing to own at least a majority of the equity interests in the surviving entity;

•	any person (other than DreamWorks Animation, any Class B stockholder, Paul Allen, any Vulcan Stockholder or any of their respective affiliates) acquires 25% or more of the number of then outstanding shares of DreamWorks Animation’s Common Stock or other voting securities having the right to vote generally in the election of directors;

•	any holder of Class B Stock, Jeffrey Katzenberg, David Geffen or entity controlled by Jeffrey Katzenberg or David Geffen or any of their respective affiliates commences a “going private” transaction involving DreamWorks Animation or any of its material subsidiaries or a change of control transaction; or

•	after the allocation of shares held by Holdco Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding shares of Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

•	transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers to Holdco and transfers by Holdco in connection with the transactions described under “—Formation Agreement and Holdco Arrangement”;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

•	transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•	transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

•	transfers pursuant to a bona fide third party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers.    After November 2, 2005 (the date that is one year after consummation of the IPO), each party to the Class B stockholder agreement will be entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three month period may not exceed 25,000.

Right of First Offer.    Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right.    Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Holdco and, after the final allocation of shares held by Holdco, the Holdco partners have registration rights with respect to Class A Stock. Effective January 31, 2006, the wholly-owned subsidiary of Viacom that became a party to the Holdco Agreement was also made a party to the Registration Rights Agreement.

Demand Registration Rights.    The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of Holdco and entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg or David Geffen. After the final allocation of shares by Holdco, entities controlled by Paul Allen will have the right to require DreamWorks Animation to effect up to three additional registrations, and entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen will each have the right to require DreamWorks Animation to effect one additional registration. DreamWorks Animation has agreed not to allow any registration statement with respect to its Common Stock to be declared effective within a period of six months after the closing of the follow-on offering (or, if exercised, the closing of the over-allotment option relating to the follow-on offering), subject to limited exceptions.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days. In addition, DreamWorks Animation is not required to file a registration statement under the registration rights agreement prior to the date that is six months after consummation of the follow-on offering.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

If entities controlled by Paul Allen have not previously exercised all of their demand requests and have not received aggregate net cash proceeds from the IPO and a follow-on offering or offerings or pursuant to the prior exercise of registration rights representing 100% of their invested capital in DreamWorks Studios, then if a party to the registration rights agreement other than an entity controlled by Paul Allen demands a registration, an entity controlled by Paul Allen will be permitted to convert such demand registration into a demand by an entity controlled by Paul Allen and be treated as the requesting holder for all purposes.

Piggyback Registration Rights.    In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets (the “Tax Basis Increase”). The Tax Basis Increase is expected to reduce the amount of tax that we may pay in the future to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to Paul Allen’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to us. At the time of the Separation, the Tax Basis Increase was estimated at $1.64 billion, resulting in a deferred tax asset of approximately $620.6 million, which would result in future tax deductions over an approximate 15 year period. As a result of this Tax Basis Increase and of taxable income projected to be generated by us from the Separation Date through December 31, 2004, we expected to realize $6.5 million in tax benefits for the period from October 28, 2004 through December 31, 2004 and net deferred tax assets of $76.6 million which represents the tax benefits expected to be realized in future years. Accordingly, we recorded a liability to the stockholder’s affiliate of $70.6 million as of December 31, 2004 representing 85% of these recognized benefits. In conjunction with the filing of our 2004 Federal income tax return the calculation of the Tax Base Increase was finalized and adjusted downward to $1.61 billion, resulting in a deferred tax asset of $595.0 million at December 31, 2004, net deferred tax assets of $69.6 million which represents the tax benefit we expect to realize in future years, and actual tax benefits of $6.6 million. In accordance with Emerging Issues Task Force (“EITF”) No. 94-10 “Accounting by a Company for the Income Tax Effects of Transactions Among or with its Shareholders under FASB Statement 109”, the tax effects of transactions with shareholders that result in changes in the tax basis of company’s assets and liabilities should be recognized in equity. If transactions with shareholders result in the recognition of deferred tax assets from changes in the company’s tax basis of assets and liabilities, the valuation allowance initially required upon recognition of these deferred assets should be recorded in equity. Therefore, all of the tax benefits to us and related obligations to the stockholder’s affiliate as of, and for the year ended December 31, 2004, along with the adjustment to the Tax Basis Increase and related deferred tax asset upon the filing of the 2004 Federal income tax return, have been recognized as a component of stockholders’ equity and did not impact our operating results.

As a result of the Tax Basis Increase, taxable income generated in 2004, taxable income generated in 2005, and projected reversals of existing taxable temporary differences, we have realized $39.3 million in tax benefits for 2005 and recognized net deferred tax assets of $47.6 million which represents the tax benefit we expect to realize in future years. As discussed above, we are obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California Franchise tax and certain other related tax benefits. Accordingly, we recorded a liability to the stockholder’s affiliate of $73.8 million as of December 31, 2005. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise and/or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent registered public accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication With Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from DreamWorks Animation and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, on March 7, 2006, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Karl M. von der Heyden, Chairman

Mellody Hobson

Margaret C. Whitman

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of the DreamWorks Animation’s executive officers and the Chairman of the Board of Directors (the “Chairman”), evaluating the performance of the Chairman and the chief executive officer (the “CEO”) and reviewing DreamWorks Animation’s compensation practices and policies generally.

Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee is responsible for, among other things:

•	reviewing key employee compensation policies, plans and programs;

•	monitoring performance and compensation of the Company’s employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•	functioning as the committee that administers the Company’s incentive programs.

The Compensation Committee also has engaged a leading compensation consulting firm to assist it in the performance of its duties. The consultant reports directly to the Compensation Committee, which has authority to engage and retain any outside advisors to provide advice regarding all aspects of executive compensation and benefits. The Compensation Committee believes that its consultant has provided valuable independent advice to the Compensation Committee.

Compensation Philosophy

DreamWorks Animation’s compensation philosophy is to encourage and reward performance by providing cash and equity incentives to its executive officers and other employees consisting of an annual base salary, cash bonuses and grants of stock options, stock appreciation rights, restricted stock grants and other incentive-based compensation awards under DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan (the “Plan”). The goals of the Compensation Committee are to:

•	attract and retain exceptional directors, officers and employees;

•	align the compensation of executive officers with the Company’s business objectives and performance; and

•	align the executive officers’ interests with those of stockholders by enabling participation in the long-term growth and financial success of the Company.

Elements of Executive Compensation

DreamWorks Animation has entered into employment agreements with its named executive officers as well as with its Chairman. For fiscal year 2005, compensation was paid to these named executive officers primarily pursuant to their respective employment agreements as discussed below. As noted above, in fiscal year 2005, the Compensation Committee engaged a leading compensation consulting firm to review the Company’s executive compensation program as well as the competitiveness of the Company’s compensation program for the named executive officers.

The compensation for named executive officers, including the CEO, is based on three primary elements: annual base salary, annual incentive bonus awards and long term equity-based compensation.

Base Salary

Base salaries for named executive officers are specified in their respective employment agreements, which have been approved by the Compensation Committee. The factors that influence the Compensation Committee determinations regarding base salary include job performance, level of responsibility, prior experience and comparable level of pay for peer group companies. The CEO’s base salary is reviewed annually and is subject to ratification by the independent directors.

In fiscal year 2005, the Compensation Committee engaged compensation consultants to review the Company’s executive compensation program. Based on the Compensation Committee’s review, the Compensation Committee determined that base salary for the Company’s named executive officers as set forth in their respective employment agreements, including the CEO, already met competitive levels and required no adjustment in fiscal 2005. In addition, in December 2005, the Compensation Committee granted Ms. Daly, the Company’s chief operating officer, 15,219 restricted shares and 10,146 stock appreciation rights as equity in lieu of additional salary pursuant to Ms. Daly’s employment agreement. Such equity awards had a grant-date value of $500,000 and vest ratably over four years. At the end of fiscal year 2006, Ms. Daly and Mr. Coleman will each be entitled to receive, pursuant to their respective employment agreements, an equity award grant in lieu of additional salary that has an annual aggregate grant-date value of $500,000.

Annual Incentive Bonus Awards

Under the Plan, the Compensation Committee may also grant incentive awards payable in cash or equity upon the attainment of performance goals. No participant may receive a cash incentive award with a value in excess of $6.0 million during any performance period.

Pursuant to the terms of the Company’s employment agreements with each named executive officer (other than the Chairman), these executive officers are entitled to an annual incentive bonus award (payable in cash or equity as determined by the Compensation Committee). Pursuant to the terms of their respective employment agreements with the Company, the bonus amount for Mr. Katzenberg ranges from $1.0 million to $3.0 million; the bonus amount for Mr. Coleman ranges from $1.0 million to $1.75 million; the bonus amount for Ms. Daly ranges from $750,000 million to $1.5 million; the bonus amount for Ms. Leslie ranges from $350,000 to $700,000; and the bonus amount for Ms. Kendrick ranges from $300,000 to $600,000.

For fiscal year 2005, the annual incentive bonus award for the Company’s named executive officers (excluding the Chairman) was to be paid in equity and contingent upon the Company’s performance. The Compensation Committee determined that the Company’s performance in fiscal 2005 did not merit bonus equity or cash awards to the named executive officers. Accordingly, executive officers, including the CEO, did not receive any equity awards under the Plan or pursuant to their employment agreements for fiscal year 2005.

In March 2006, the Compensation Committee approved an incentive cash bonus plan for fiscal year 2006 for the Company’s named executive officers (other than the CEO and Chairman). These named executive officers will be eligible to receive a cash bonus based on DreamWorks Animation’s financial performance for fiscal year 2006 as measured by the Company’s after-tax earnings and the trading price of the Company’s Common Stock. As described above, the bonus amounts for each executive officer varies according to the terms of their respective employment agreement with the Company. Actual bonuses payable for fiscal year 2006, if any, will vary depending on the extent to which actual performance meets, exceeds, or falls short of the established performance goals for fiscal year 2006. In addition, the Compensation Committee retains discretion to adjust the bonuses that would be payable to these named executive officers regardless of DreamWorks Animation’s performance in fiscal year 2006.

As discussed below, the Company’s CEO waived his right to receive an annual bonus for fiscal years 2006, 2007 and 2008.

Long Term Equity-Based Compensation

Long term incentive-based compensation is provided through equity grants of stock options, stock appreciation rights, restricted stock and grants of other equity based awards pursuant to the Plan. Ownership of DreamWorks Animation’s Common Stock is a key element of executive compensation and is intended to provide additional incentives to the executive officers to maximize shareholder value. The Compensation Committee annually reviews equity-based compensation granted to the senior executives under the Plan, subject to ratification by the independent directors in the case of the CEO.

Beginning in fiscal year 2005, subject to annual approval by the Compensation Committee, the Company’s Chairman, Mr. Enrico, was entitled to receive an annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual grant-date value of $2.0 million. These awards would have vested over a period of up to four years and the vesting of the restricted stock will be contingent on the Company’s achievement of certain target performance goals. The Compensation Committee may elect to substitute a cash payment of $2.0 million for any annual equity incentive award described in the preceding sentence. In December 2005, Mr. Enrico waived his right to receive this annual equity award (and his right to receive a cash payment in lieu of such equity award) with an aggregate grant-date value of $2.0 million for the fiscal year ended December 31, 2005. Mr. Enrico will be entitled to this amount (subject to the approval of the Compensation Committee) in fiscal year 2006.

In fiscal year 2005, the Compensation Committee established performance goals for equity-based compensation awards granted to the Chairman, the CEO and the chief operating officer. In addition, in fiscal year 2005, the Compensation Committee approved the amendment to the vesting schedule of certain of Ms. Daly’s equity awards granted to her at the time of the Company’s initial public offering in October 2004. These awards originally had a vesting schedule of seven years and were amended to a five-year vesting schedule to make her awards consistent with the term of her employment agreement.

Beginning in fiscal year 2006, subject to approval by the Compensation Committee, each of the named executive officers (other than the Chairman) will also be eligible to receive annual equity incentive awards of restricted stock and stock appreciation rights (or such other form of equity-based compensation as the Compensation Committee may determine) that have a targeted annual aggregate grant-date value as specified in the executive’s employment agreement. Pursuant to the terms of their respective employment agreements with the Company, the targeted amount for such long-term equity incentive award for Mr. Katzenberg is $5.0 million; the targeted amount for such long-term equity incentive award for Mr. Coleman is $2.75 million; the targeted amount for such long-term equity incentive award for Ms. Daly is $2.5 million; the targeted amount for such long-term equity incentive award for each of Ms. Leslie and Ms. Kendrick is $1.5 million. These future long-term incentive-based compensation awards to each of the Company’s named executive officers are expected to vest over a period of four years and the vesting of restricted stock awards will be contingent on the achievement of certain target performance goals as established by the Compensation Committee.

As discussed below, the Company’s CEO waived his right to receive the annual equity incentive awards for fiscal years 2006, 2007 and 2008.

Chief Executive Officer Compensation

Mr. Katzenberg has served as the Company’s CEO since October 2004, and is compensated pursuant to the terms of his employment agreement with the Company and in accordance with the principles previously described. As with other named executive officers, Mr. Katzenberg’s compensation is comprised of three primary elements: annual base salary, annual incentive bonus awards, and long term equity-based compensation.

As reflected in the Summary Compensation Table on page 20 of this Proxy Statement, Mr. Katzenberg’s annual salary for fiscal year 2005 was $1. In addition, in fiscal year 2005, Mr. Katzenberg was entitled to receive (subject to the approval of the Compensation Committee) an equity award bonus in an amount ranging from $1.0 million to $3.0 million depending on the Company’s performance. As previously discussed, the Compensation Committee determined that the Company’s performance in fiscal 2005 did not meet the threshold criteria for bonus payments to executive officers and, accordingly, Mr. Katzenberg and the other eligible executive officers did not receive any bonus equity awards under the Plan or pursuant to their employment agreements for fiscal year 2005.

For fiscal years 2006, 2007 and 2008, Mr. Katzenberg has waived, at his initiative and request, his right to receive annual bonus amounts and long-term incentive awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Compensation Committee. On December 5, 2005, Mr. Katzenberg waived the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive an annual equity award with an aggregate grant-date value targeted at $5.0 million for the fiscal year ended December 31, 2006. In addition, on March 20, 2006, Mr. Katzenberg waived the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive (i) for each of the fiscal years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5.0 million, and (ii) for each of the fiscal years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1.0 million to $3.0 million depending on Company performance.

Impact of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. The Compensation Committee has considered the potential impact of Section 162(m) on the Company’s compensation plans and has determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee determines it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m).

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Howard Schultz, Chairman

Nathan Myhrvold

Karl M. von der Heyden

DREAMWORKS ANIMATION STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below, which assumes a $100 investment on October 28, 2004 and reinvestment of any dividends, compares DreamWorks Animation’s total stockholder return, the NYSE Composite Index and the Standard & Poor’s Movies and Entertainment Index for the period beginning October 28, 2004 through February 28, 2006. The closing price per share of DreamWorks Animation’s Class A Stock on the NYSE was $27.00 on February 28, 2006. No cash dividends have been declared on DreamWorks Animation’s Class A Stock since the IPO. The comparisons in the table are required by the SEC and are not intended to forecast or be indicative of possible future performance of DreamWorks Animation’s Class A Stock.

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope, which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

April 7, 2006.

DreamWorks Animation’s 2005 Annual Report on Form 10-K has been mailed with this Proxy Statement. DreamWorks Animation will provide copies of all exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Katherine Kendrick, Corporate Secretary. The request must include a representation by the stockholder that as of March 31, 2006, the stockholder was entitled to vote at the Annual Meeting.

APPENDIX A

BOARD OF DIRECTORS

OF

DREAMWORKS ANIMATION SKG, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

(As Amended and Restated as of February 22, 2006)

I.	PURPOSES OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of DreamWorks Animation SKG, Inc. (the “Company”) shall be to:

•	assist the Board in its oversight of the following: (i) the performance of the Company’s internal audit function and the independent auditors; (ii) the accounting, reporting and financial practices of the Company, including the integrity of the Company’s financial statements; (iii) the Company’s compliance with the legal and regulatory requirements; and (iv) the qualifications and independence of the independent auditors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	provide to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Notwithstanding the Committee’s purposes set forth above, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the independent auditor’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management.

In fulfilling their responsibilities, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, professional accountants or auditors. The functions of the Committee are not intended to duplicate or substitute for the activities of management and the independent auditors, and the Committee members cannot provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certifications as to the work of the independent auditor.

II.	COMMITTEE MEMBERSHIP AND QUALIFICATIONS

1. Composition.    The Committee shall consist of at least three (3) directors. The members and a Chairman of the Committee shall be appointed by the Board upon the recommendation of the Board’s Nominating and Governance Committee.

2. Qualifications.    Each member of the Committee shall be determined by the Board to be “independent” and to satisfy the additional independence standards for audit committee service under the listing standards of the New York Stock Exchange, the requirements set forth in the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the SEC, in each case as in effect from time to time. Each member of the Committee shall be financially literate (or become financially literate within a reasonable period after his or her appointment), and at least one member of the Committee shall have accounting or related financial management expertise, both as provided in the New York Stock Exchange rules. In addition, at least one member of the Committee shall be an “audit committee financial expert” as determined by the Board and as required by the rules and regulations of the SEC. Committee members shall not serve on the audit committees of more than two (2) other public companies unless the Board determines that such service does not impair the member’s ability to serve effectively on the Committee.

3. Compensation.    No member of the Committee may receive any compensation from the Company other than (i) fees paid to directors for service on the Board (including customary perquisites and other benefits that all directors receive), (ii) additional fees paid to directors for service on a committee of the Board or as the chairperson of any committee and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

III.	COMMITTEE STRUCTURE AND OPERATIONS

1. Meetings; Voting; Minutes.    The Committee shall meet in person or telephonically at least quarterly and shall meet at least quarterly in executive session separately with members of each of (i) management, (ii) internal audit and (iii) the independent auditors. The Committee may hold such additional meetings as often as may be necessary or appropriate, in the discretion of the Committee’s Chairman. Each member of the Committee shall be entitled to one vote and the Chairman of the Committee shall be entitled to cast an additional vote to resolve any ties. A majority of the members shall constitute a quorum for any meeting, and the majority of the members present shall decide any matter brought before the Committee. The Committee will maintain minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

2. Reports.    The Committee shall make regular reports to the Board with respect to matters relevant to the Committee’s discharge of its responsibilities.

3. Annual Review of Charter and Committee Performance.    The Committee shall review and reassess the adequacy of its charter on an annual basis. The Committee shall also perform a review and evaluation, at least annually, of the performance of the Committee.

4. Authority to Retain Experts.    The Committee shall have the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions and the Committee shall receive appropriate funding, as determined by the Committee, for payment of compensation to such counsel, experts and other advisors.

IV.	FUNCTIONS, POWERS AND RESPONSIBILITIES

The Committee shall be responsible for and perform the following functions:

1.	Financial Reporting

•	Review with management and the independent auditors prior to public dissemination the Company’s annual audited financial statements and quarterly financial statements, including: (i) an analysis of the independent auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant change in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the independent auditors as required by SEC rules.

•	Review with management and the independent auditors the Company’s policies with respect to earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

•

In consultation with the independent auditors, management and the internal auditors, review the Company’s (i) financial reporting processes, (ii) disclosure and internal controls and procedures, (iii) process for the CEO and CFO quarterly and annual certifications required by the SEC with respect to financial statements and the Company’s disclosure and internal controls and procedures, (iv) any reports received by management (including the CEO and CFO) regarding major issues as to the adequacy of the Company’s disclosure and internal controls and procedures and any remediation steps adopted in light of identified deficiencies, and (v) accounting standards and principles.

•	Review with the independent auditors: (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and (ii) management’s responses to such matters.

•	Recommend to the Board whether the Company’s annual financial statements should be included in the Annual Report on Form 10-K.

•	Review and approve all reports and disclosure with respect to matters related to the Committee required to be included in the Company’s proxy statement pursuant to applicable rules and regulations of the SEC.

•	Review with the Company’s general counsel legal matters that may have a material impact on the Company’s financial statements.

2.	Accounting Controls and Internal Audit

•	Responsible for the appointment, replacement, compensation, reassignment or dismissal of, and periodically evaluate the performance of, the director of internal audit.

•	Review, approve and recommend changes to the Internal Audit Charter.

•	Review with management, internal auditors and the independent auditor, the scope and results of internal auditing procedures.

•	Review the adequacy and effectiveness of the Company’s internal controls over financial reporting, including any significant deficiencies in and significant changes to internal controls reported to the Committee by the independent auditors, management or the internal auditors.

•	Discuss with internal audit, management and the independent auditors, the Company’s guidelines and policies with respect to risk assessment and risk management.

3.	Audits and Independent Auditors

•	Select, retain (subject to stockholder approval, if applicable), compensate, terminate and oversee the independent auditors; Approve all audit engagement fees and terms and approve in advance any permitted non-audit engagement or relationship (subject to the exception for de minimis, inadvertent non-audit services provided for in the rules of the SEC). The independent auditor shall report directly to the Audit Committee. The Committee may also establish policies and procedures for the engagement of the independent auditors to provide audit and permitted non-audit services. The Chairman of the Committee or any other member designated by the Committee shall have the authority to approve in advance all audit and non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time.

•	Review, at least annually, the qualifications, performance and independence of the independent auditors and in connection with its review obtain and review a formal written report by the Company’s independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company.

•	Review with the independent auditors prior to the audit the scope of audit, and after the audit, the audit report, any internal control recommendations and management’s response to such recommendations, and the matters required to be discussed by Statement on Auditing Standards No. 61.

•	Oversee the work of the independent auditors, including the resolution of any disagreement between management and the independent auditors regarding financial reporting.

•	Set clear hiring policies for employees or former employees of the independent auditors.

4.	Business Conduct and Ethics

•	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Monitor compliance with the Company’s Code of Business Conduct and Ethics and review and approve any requests for waivers of the Code of Business Conduct and Ethics for executive officers and directors.

•	Conduct investigations of allegations of management misconduct or other matters within the Committee’s scope of responsibilities when deemed necessary or desirable.

•	Determine whether or not to seek reimbursement on behalf of the Company from employees or agents of the Company for any improper payments made at their direction, if such action or inaction is in the best interest of the Company.

•	Determine on behalf of the Company whether or not to advance expenses or to provide indemnification under the Company’s certificate of incorporation (as amended), by-laws or otherwise, to a director, officer, employee or agent where claimed or requested in a particular case.

DREAMWORKS ANIMATION SKG, INC.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET https://www.proxyvotenow.com/dwa • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE 1-866-395-9260 Use any touch-tone telephone. Have your proxy card ready. Follow the simple recorded instructions.

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Please sign, date and return this proxy card in the enclosed envelope.

Votes MUST be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. ELECTION OF DIRECTORS

FOR ALL WITHHOLD ALL FOR ALL EXCEPT

Nominees: (01) Jeffrey Katzenberg, (05) David Geffen, (08) Howard Schultz,

(02)	Roger A. Enrico, (06) Mellody Hobson, (09) Margaret C. Whitman,
(03)	Paul G. Allen, (07) Nathan Myhrvold, (10) Judson C. Green
(04)	Karl M. von der Heyden,

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line provided above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

FOR AGAINST ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF

ERNST & YOUNG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006

The persons named as proxies are authorized to vote in their discretion on any other business as may properly come before the meeting and any adjournments or postponements thereof.

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Date Signature Signature (Joint Owners)

ADMISSION TICKET

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DREAMWORKS ANIMATION SKG, INC.

Annual Meeting of Stockholders MAY 10, 2006 at 8:00 a.m. PDT. Hilton Los Angeles/Universal City 555 Universal Hollywood Drive Universal City, CA 91608

DREAMWORKS ANIMATION SKG, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2006

The undersigned hereby appoints Jeffrey Katzenberg and David Geffen, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of DreamWorks Animation SKG, Inc., to be held on Wednesday, May 10, 2006 at 8:00 a.m., PDT, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California 91608 and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and hereby instructs said proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. If only one of the proxies shall be present and acting at the Annual Meeting in person or by substitute then that one shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF.

Please refer to the Proxy Statement for a discussion of the proposals.

DREAMWORKS ANIMATION SKG, INC. P.O. BOX 11199 NEW YORK, N.Y. 10203-0199